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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12

CORPORATE OFFICE PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

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6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

To:	Our Shareholders
From:	Roger A. Waesche, Jr.
Subject:	Invitation to the Corporate Office Properties Trust 2016 Annual Meeting of Shareholders

        You are cordially invited to attend our 2016 Annual Meeting of Shareholders to be held on May 12, 2016 at 9:30 a.m. at 6711 Columbia Gateway Drive, First Floor Sustainability Suite, Columbia, Maryland 21046, our corporate headquarters.

        At this year's meeting, you will be asked to vote on the election of eight people to our Board of Trustees; the ratification of PricewaterhouseCoopers LLP's appointment as our independent registered public accounting firm for the current fiscal year; and approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement for this meeting. The notice of annual meeting and proxy statement accompanying this letter contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy.

        In addition to the formal business to be transacted, we will make a presentation regarding our accomplishments in 2015 and other recent developments. You will have the opportunity at this meeting to ask questions and make comments.

        We have elected to use the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders via the Internet. We believe that these rules allow us to provide our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our annual meeting.

        I hope to see you at the meeting.

/s/ ROGER A. WAESCHE, JR. Roger A. Waesche, Jr. President and Chief Executive Officer

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

March 28, 2016

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 12, 2016
Time:	9:30 a.m.
Place:	Corporate Office Properties Trust 6711 Columbia Gateway Drive First Floor Sustainability Suite Columbia, Maryland 21046

        We will hold our 2016 Annual Meeting of Shareholders on May 12, 2016 at 9:30 a.m. at our corporate headquarters. During the Annual Meeting, we will consider and take action on proposals to:

  1.
  Elect eight Trustees;

  2.
  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year;

  3.
  Approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for this meeting; and

  4.
  Transact any other business properly brought before the Annual Meeting.

        You may vote on these proposals if you were a shareholder of record at the close of business on March 15, 2016.

By order of the Board of Trustees,
/s/ KAREN M. SINGER Karen M. Singer Senior Vice President, General Counsel and Secretary

PROXY STATEMENT

        This proxy is being used to permit all holders of the common shares of beneficial interest ("common shares") of Corporate Office Properties Trust (the "Company") to vote since many may be unable to attend the 2016 Annual Meeting of Shareholders (the "Annual Meeting") in person. Our Board of Trustees (the "Board") encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. We will begin distribution and electronic availability of this proxy statement and proxy card on or about March 28, 2016.

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are furnishing our proxy materials (proxy statement for Annual Meeting, proxy card and 2015 Annual Report) by providing access to these materials on the Internet. Our shareholders will not receive printed copies of the proxy materials unless they request this form of delivery. Printed copies will be provided upon request at no charge.

        A Notice of Meeting and Internet Availability of Proxy Materials ("Notice of Internet Availability") will be mailed to our shareholders on or about March 28, 2016. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing our shareholders as to how they may: (1) access and review our proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing future proxy materials by e-mail will save us some of the costs associated with printing and delivering the materials and reduce the environmental impact of our annual meetings. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the shareholder elects to terminate it.

        Our mailing address is 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046-2104 and our Internet address is www.copt.com. The information on our Internet site is not part of this proxy statement.

General Information

What will shareholders be voting on at the Annual Meeting?

  1.
  The election of eight Trustees.

  2.
  The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (the "Independent Auditor") for the current fiscal year.

  3.
  Advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement.

  4.
  Any other business that properly comes before the Annual Meeting for a vote.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

        Common shareholders of record at the close of business on March 15, 2016 may vote at the Annual Meeting. Each share has one vote. There were 94,663,036 common shares outstanding on March 15, 2016.

How do I vote?

        You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Annual Meeting in person, we send the Notice of Internet Availability and, if requested, proxy cards to enable all of our shareholders to vote.

What is a proxy?

        A proxy is a person you appoint to vote on your behalf. If you vote by Internet, telephone or proxy card, your shares will be voted by the identified proxies.

        You can vote in one of three ways:

  1.
  By Internet.    To vote using the Internet, go to the website listed on your Notice of Internet Availability or proxy card. You will need to follow the instructions on that website.

  2.
  By telephone.    To vote by telephone, call the toll free number listed on your Notice of Internet Availability or proxy card. You will need to follow the instructions and the prompts from the telephone voting system.

  3.
  By mail.    If you requested printed proxy materials and wish to vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided.

        If you vote by Internet or telephone, you should not return your proxy card.

        If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How will my proxies vote my shares?

        Your proxies will vote according to your voting instructions. If you provide voting instructions but the instructions you provide do not indicate your vote on business matters, your proxies will vote as follows:

  •
  "FOR" each of the nominees for Trustee listed in Proposal 1;

  •
  "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the current fiscal year; and

  •
  "FOR" approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

        We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I revoke my proxy?

        You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

  •
  Notifying our Senior Vice President, General Counsel and Secretary, Karen M. Singer, in writing at our mailing address set forth on the first page of this proxy statement, that you are revoking your proxy;

  •
  Executing a later dated proxy card;

  •
  If previous instructions were given through the Internet or by telephone, by providing new instructions by the same means; or

  •
  Attending and voting by ballot at the Annual Meeting.

Who will count the votes?

        An officer of Corporate Office Properties Trust will act as the Inspector of Election and will count the votes.

What constitutes a quorum?

        As of March 15, 2016, Corporate Office Properties Trust had 94,663,036 common shares outstanding. A majority of the outstanding shares present or represented by proxy constitutes a quorum. If you complete the voting process by Internet or telephone or sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you abstain or otherwise withhold your vote. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date not more than 120 days after March 15, 2016 until a quorum is present.

What vote is required to elect Trustees?

        Our Bylaws provide that, in an uncontested election, a nominee for Trustee is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard would not apply in contested elections.

        The majority voting standard will apply to the election of Trustees at the Annual Meeting. Accordingly, a nominee for Trustee will be elected if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. Broker non-votes, if any, and abstentions will not be treated as votes cast for the election of a Trustee.

        Our Board of Trustees has also adopted a resignation policy which is included in our Bylaws, under which a Trustee nominated for re-election who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Trustees for its consideration. The Nominating and Corporate Governance Committee will act on an expedited basis to determine whether it is advisable to accept the Trustee's resignation and will submit the recommendation for prompt consideration by our Board. Our Board will act on the tendered resignation within 90 days following certification of the shareholder vote and will promptly and publicly disclose its decision. The Trustee whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the Trustee will continue to serve until the next annual meeting of shareholders and until the Trustee's successor is duly elected and qualified or until the Trustee's earlier resignation or removal. The Nominating and Corporate Governance Committee and our Board may consider any factors they deem relevant in deciding whether to accept a Trustee's resignation.

What vote is required on other matters?

        In general, a majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Company's Declaration of Trust. With respect to Proposals 2 and 3 to be voted on at the Annual Meeting, a majority of the votes cast on each of the proposals will be required to approve each of the proposals. See "How Will My Vote Be Counted" for more detail on the treatment of abstentions and "broker non-votes" on Proposals 2 and 3.

What is a broker non-vote?

        A "broker non-vote" occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How will my vote be counted?

        With respect to Proposal 1, the election of Trustees, votes may be cast for or against each nominee. You may also abstain with respect to each nominee. Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the outcome of the vote on election of Trustees.

        With respect to each of Proposals 2 and 3, you may abstain, and your abstention will have no effect on the outcome of the vote, because no vote will have been cast with respect to your shares. Broker non-votes will have no effect on the outcome of Proposals 2 and 3, because no vote will have been cast with respect to your shares.

What percentage of our common shares do the Trustees and executive officers own?

        Our Trustees and executive officers owned less than 1.0% of our outstanding common shares as of March 15, 2016. Our Trustees and executive officers beneficially owned in the aggregate approximately 1.0% of our common shares as of March 15, 2016 (see the discussion under the heading "Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners" for more details).

Who is soliciting my proxy, how is it being solicited and who pays the cost?

        Our Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Broadridge Financial Solutions, Inc., our proxy distribution and tabulation agent, will be assisting us for a fee of approximately $33,000 plus out-of-pocket expenses. We pay any cost incurred for soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 12, 2016

        The proxy materials are available at www.copt.com under "Investor Relations," under the subheading "Annual Meeting and Proxy Materials."

When are shareholder proposals and Trustee nominations for our 2017 Annual Meeting due?

        In accordance with our Bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2017 Annual Meeting must be given no earlier than February 11, 2017, and no later than March 13, 2017. These requirements do not affect the deadline for submitting shareholder proposals for inclusion in the proxy statement for the 2017 Annual Meeting (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at that meeting.

When are shareholder proposals intended to be included in the proxy statement for the 2017 Annual Meeting due?

        Shareholders who wish to include proposals in the proxy statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. Shareholder proposals for the 2017 Annual Meeting must be submitted in writing by November 28, 2016. In addition, shareholders may wish to have a proposal presented at the 2017 Annual Meeting but not to have such proposal included in the proxy statement for the 2017 Annual Meeting. Pursuant to our Bylaws, notice of any such proposal must be received by us between February 11, 2017, and no later than March 13, 2017. If it is not received during this period, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal.

        Any shareholder proposals must be submitted to Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement. You should submit any proposal by a method that permits you to prove the date of delivery to us.

How can interested parties send communications to the Board?

        Any interested parties who wish to communicate with the members of our Board may communicate with the independent Trustees or the chairperson of any of the committees of the Board by e-mail or regular mail. Communications by e-mail should be sent to karen.singer@copt.com. Communications by regular mail should be sent to the attention of the Chairperson, Audit Committee; Chairperson, Compensation Committee; Chairperson, Nominating and Corporate Governance Committee; Chairperson, Investment Committee; or, for communications intended for the independent Trustees as a group, to the Independent Trustees. In each case, the communication should be sent care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement.

        All communications received in accordance with this process will be reviewed by management to determine whether the communication requires immediate action. Management will transmit all communications received, or a summary of such communications, to the appropriate Trustee or Trustees. However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

How can interested parties obtain information regarding our Corporate Governance Guidelines?

        Our Board has adopted Corporate Governance Guidelines to set forth our policies concerning overall governance practices. These Guidelines can be found in the investor relations section of our Internet website in the subsection entitled "Corporate Governance." Our Internet website address is www.copt.com. Our Corporate Governance Guidelines are also available in print to any shareholder upon request. To the extent modifications are made to our Corporate Governance Guidelines, such modifications will be reflected on our Internet website.

Proposal 1—Election of Trustees

        Our Bylaws provide for the annual election of Trustees at the Annual Meeting of Shareholders. Our Board, at the recommendation of its Nominating and Corporate Governance Committee, has nominated eight of our current Trustees for re-election at the Annual Meeting. Each nominee has agreed to serve a one-year term. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of Trustees or designate a substitute. In the latter event, shares represented by proxies will be voted for a substitute nominee. The term of Roger A. Waesche, Jr., a member of our Board since April 2012, expires at the Annual Meeting, and as previously announced, he will not be standing for re-election.

        The following biographies set forth certain information with respect to the nominees for election as Trustees, all of whom currently serve as Trustees. These descriptions include, in the second paragraph of each, the specific experience, qualifications, attributes and skills that led the Board to nominate each of them for re-election.

        Thomas F. Brady, 66, has been Chairman of our Board since May 2013 and has been a member of our Board since January 2002. Since 2009, he has advised Opower, Inc. and presently serves as Chairman of the Opower Advisory Board. Opower, founded in 2007 and publicly listed in 2014 (NYSE: OPWR), is a provider of cloud based energy information software to the utility industry. He is the former Chairman of the Board of Directors of Baltimore Gas & Electric Company ("BGE") and Executive Vice President-Corporate Strategy at Constellation Energy Group ("CEG") (NYSE: CEG), a position he assumed in 1999. Prior to 1999, Mr. Brady held various positions at BGE, including Vice President and Chief Accounting Officer. Prior to its acquisition by Exelon, CEG was a Fortune 200 company owning energy related businesses, including BGE. BGE is the largest electric and gas utility in Maryland. Mr. Brady continued to serve on the Board of Directors of BGE through 2012. Mr. Brady served as Chairman of the Maryland Public Broadcasting Commission and Maryland Public Television from 2003 to 2007, on the Board of Directors of the Maryland Chamber of Commerce through 2010 and as a Trustee and Treasurer on the Board of Stevenson University from 1992 through 2015. Mr. Brady received a BS in Accounting from the University of Baltimore and an MBA in finance from Loyola University, completed an Advanced Executive Program at Penn State University and was a Certified Public Accountant.

        Mr. Brady's extensive career in key financial and strategic executive positions at a larger public company, and experiences with privately-owned, venture capital funded start-up companies, qualifies him to lead our Board and assess our strategic initiatives, both qualitatively and quantitatively. Mr. Brady's utility operations experience and significant civic involvement also complement and enhance the perspectives which he brings to his role as Chairman of the Board.

        Robert L. Denton, Sr., 63, has been a member of our Board since May 1999. Mr. Denton's background includes significant real estate and finance experience. He retired as a Managing Partner of The Shidler Group in 2013, which he joined in 1994. He was responsible for the implementation of the group's new investment vehicles and companies. Mr. Denton was a co-founder of several Shidler Group sponsored companies, including First Industrial Realty Trust, Inc. (NYSE: FR) and Primus Guaranty, Ltd. (OTC: PRSG). Mr. Denton was also responsible for the structuring and execution of the initial public offering for TriNet Corporate Realty Trust. From 1991 to 1994, Mr. Denton was a Managing Director with Providence Capital, Inc., an investment banking firm that he co-founded. Mr. Denton served on the Board of Trustees of Pacific Office Properties Trust, Inc. from March 2008 until January 2013. Mr. Denton received a BS in Economics and an MBA from The Wharton School at the University of Pennsylvania.

        Mr. Denton's extensive real estate and financial career, including as a senior executive in a significant private real estate investment and acquisition company, enables him to provide meaningful insight and leadership into our strategic initiatives, with specific focus on the analysis of our proposed investment, development and capital market initiatives. Mr. Denton has continued to be very informed in the arena of corporate governance from his continuing education efforts.

        Philip L. Hawkins, 60, has been a member of our Board since January 2014. Mr. Hawkins has served as Chief Executive Officer and a member of the Board of Trustees since 2006 and also President since 2015 of DCT Industrial Trust Inc. (NYSE: DCT), a Denver-based industrial REIT that owns, acquires, operates and develops bulk distribution and light industrial properties in high-volume distribution markets in the U.S. From 2002 to 2006, Mr. Hawkins was President and Chief Operating Officer and a member of the Board of Directors of CarrAmerica Realty Corporation (formerly NYSE: CRE, prior to its acquisition by The Blackstone Group). Also at CarrAmerica, he served as Chief Operating Officer from 1998 to 2002 and Managing Director of Asset Management from 1996 to 1998. From 1982 to 1995, Mr. Hawkins held a series of senior executive positions in real estate investment, development, leasing and management with LaSalle Partners, Ltd. (now known as Jones Lang LaSalle, Inc.). Mr. Hawkins serves on the Executive Board of NAREIT and is a member of the Urban Land Institute. He is a trustee of Hamilton College, where he received his bachelor's degree. He received his MBA from the University of Chicago.

        Mr. Hawkins' lengthy real estate career and current and past executive positions, both in the office and industrial sectors, with publicly traded companies, qualifies him to provide an experienced perspective on our strategic initiatives, to assess capital allocation and other investment decisions, as well as to evaluate compensation matters. In addition, Mr. Hawkins' existing public company board service enhances the insights he brings as a Board member.

        U.S. Rear Admiral (Ret.) Elizabeth A. Hight, 62, has been a member of our Board since February 2011. From January 2010 until January 2014, RADM Hight served first as the Vice President of the Hewlett-Packard ("HP") Enterprise Services/U.S. Public Sector's Department of Defense Command and Control Infrastructure Practice and then its Cybersecurity Practice. From September 2005 until her retirement from the Navy in January 2010, RADM Hight served in several positions at the Defense Information Systems Agency ("DISA"), including Director of Operations, Vice Director and Acting Director. Concurrently, she first served as the Deputy Commander, Joint Task Force Global Network Operations ("JTF GNO") and then Acting Commander. In her DISA role, she was responsible for providing global command, control, communications and computer support to the President of the United States and the nation's warfighters; in her JTF GNO role, she was responsible for directing the operation and defense of the DoD's Global Information Grid. RADM Hight joined the Navy in 1977. Throughout her career in the Navy, she served in numerous roles, including the Program Sponsor on the Chief of Naval Operations Space Systems staff, Assistant Program Manager for the UHF Follow-on Communications Satellite program, Commanding Officer, Fleet Surveillance Support Command, and Commanding Officer, Navy Computer and Telecommunications Area Master Station Atlantic. RADM Hight serves on the Board of Directors of iNovex Information Systems, Inc., a private information technology company headquartered in Maryland, and Virtual Software Systems, a private cybersecurity company headquartered in Waltham, Massachusetts. RADM Hight has a Masters Degree in Telecommunications Systems from the Naval Postgraduate School and a Masters Degree in Information Systems from The George Washington University.

        As a result of her lengthy Navy career spanning various substantive areas that complement our strategy and her subsequent transition to the private sector, RADM Hight is qualified to contribute significantly to our strategic objectives. She is also especially qualified to assist in evaluating potential data and cyber security initiatives in support of our strategy.

        David M. Jacobstein, 69, has been a member of our Board since August 2009. He has more than 30 years of real estate experience. Since 2009, Mr. Jacobstein has provided consulting services to real estate related businesses. Mr. Jacobstein was the senior advisor to Deloitte LLP's real estate industry group from 2007 to 2009, where he advised Deloitte's real estate practitioners on strategy, maintained and developed key client relationships and shaped thought leadership that addressed key industry and market trends. From 1999 to 2007, he was President and Chief Operating Officer of Developers Diversified Realty Corporation, now known as DDR Corp. (NYSE: DDR), an owner, developer and manager of market-dominant community shopping centers. Mr. Jacobstein also served on DDR's Board of Directors from 2000 to 2004. Prior to DDR, he was Vice Chairman and Chief Operating Officer of Wilmorite, Inc., a Rochester, New York based developer of regional shopping malls. Mr. Jacobstein currently serves on the Board of Broadstone Net Lease, Inc., a private REIT focused on single tenant net lease real estate. Mr. Jacobstein served on the Advisory Board of The Marcus & Millichap Company, a diversified real estate holding company based in Palo Alto, CA, from 2007 to 2013 and on the Advisory Board of White Oak Partners, Inc., a private equity firm concentrating in real estate investment based in Columbus, Ohio, from 2013 to 2015. Mr. Jacobstein began his career as a corporate and securities lawyer. He graduated from Colgate University with a Bachelors of Arts degree and from The George Washington University Law Center with a Juris Doctor degree.

        Mr. Jacobstein's experience as a senior executive and board member of a publicly traded REIT enables him to provide insight in a variety of areas affecting our operational and strategic functions, including proposed real estate investments, corporate level investments, financial matters, risk management and corporate governance. In addition, his background as a corporate and securities lawyer is valuable to our Board in its assessment of legal matters.

        Steven D. Kesler, 64, has been a member of our Board since September 1998. Mr. Kesler has served as Chief Financial Officer for CRP (Chesapeake Realty Partners) Operations, LLC, a private company that is actively engaged in the development of residential land and the construction and operation of commercial properties and residential rental communities since 2006. He served as a Managing Director of The Casey Group, a regional consulting firm that helps clients find solutions to operating and financial management issues from 2005 to 2006. Mr. Kesler also served as the Chief Executive Officer and/or President of Constellation Investments, Inc. and the Chief Executive Officer and President of Constellation Real Estate, Inc. and Constellation Health Services, Inc. from 1998 until his retirement in 2003; all of these entities were wholly-owned indirect subsidiaries of CEG. In these roles, Mr. Kesler managed a corporate investment entity, CEG's pension plan, nuclear decommissioning trust and a portfolio of real estate assets, including assisted living facilities. Mr. Kesler currently serves as a Trustee and Chair of the Investment Committee of the Board of McDaniel College. Mr. Kesler previously served as a Director on the Boards of Atapco, Inc., a private real estate and investment company, and Ace Guaranty Corporation, a financial guaranty subsidiary of Ace, Limited, a public company. Mr. Kesler received an MBA in finance from The Wharton School at the University of Pennsylvania and previously worked in public accounting.

        Mr. Kesler's executive positions at both private real estate companies and real estate subsidiaries of public companies as well as his Board service on both private and public companies adds to the value of his contributions to our Board in the areas of investment and financial oversight.

        C. Taylor Pickett, 54, has been a member of our Board since November 2013. Since 2001, Mr. Pickett has served as the Chief Executive Officer and since 2002, a member of the Board of Directors of Omega Healthcare Investors, Inc. (NYSE: OHI), a healthcare REIT that invests in healthcare facilities in the U.S. and provides lease or mortgage financing to qualified operators of skilled nursing facilities, assisted living facilities, independent living facilities and rehabilitation and acute care facilities. From 1998 to 2001, Mr. Pickett was Executive Vice President and Chief Financial Officer of Integrated Health Services, Inc., where he also held a series of executive positions in mergers and acquisitions from 1993 to 1998. From 1991 to 1993, Mr. Pickett was Vice President of Taxes for PHH Corporation and, from 1984 to 1991, he was a practicing certified public accountant with KPMG. He received his bachelor's degree in accounting from the University of Delaware and a Juris Doctor degree from the University of Maryland School of Law.

        Mr. Pickett's extensive executive experience at various public companies and his financial expertise are assets to considering our strategic initiatives, capital allocation decisions and compensation matters, and supplement our financial oversight. In addition, his active role as a chief executive officer serves as a valuable resource for both management and the Board.

        Richard Szafranski, 68, has been a member of our Board since August 2009. His background includes over 40 years of experience in national security and expertise in pay for performance, strategic planning, scenario planning, market assessments and business development. Formerly, he was a senior fellow and managing partner at Toffler Associates, a strategy and management consulting firm, where he provided consulting services for senior executives in U.S. Government agencies, including the U.S. intelligence community, and commercial firms in the global defense, communications and aerospace sectors. He retired from active service in the United States Air Force as a colonel in 1996. He currently serves on the Board of Directors for two privately held software companies: Expert System-USA, a semantic technology company; and Virtual Software Systems, a cybersecurity solutions provider. Mr. Szafranski served on the Boards of Directors for Ceridian Corporation from 2006 to 2007 and SBS Technologies, Inc. from 2002 to 2005, where he chaired the Compensation Committee. He has a Master of Arts in Human Resources Management from Central Michigan University and has completed executive education on corporate governance at the Harvard Business School and Robert H. Smith School of Business Directors' Institute at the University of Maryland. Mr. Szafranski has been designated a "Board Leadership Fellow" by the National Association of Corporate Directors.

        Mr. Szafranski's extensive background in matters of national security positions him to contribute significantly to our core strategic initiatives. In addition, Mr. Szafranski's current and past board service and consulting service experience create a strong foundation for him to assess corporate governance initiatives and risk management matters.

The Board recommends a vote "FOR" each of the nominees listed in Proposal 1.

 Our Board of Trustees

How do we determine whether our Trustees are independent?

        We believe that in order for our Board to effectively serve in its capacity, it is important, and the NYSE mandates, that at least a majority of our Trustees be independent as defined by the applicable rules of the NYSE. Therefore, we require that a substantial majority of the Board be independent, as so defined. No Trustee will be considered independent unless the Board affirmatively determines that the Trustee has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). A Trustee will not be deemed independent if: (1) the Trustee is, or within the last three years, has been, employed by the Company or a member of his/her immediate family is, or within the last three years has been, an executive officer of the Company; (2) the Trustee or a member of his/her immediate family receives, or during any 12-month period within the last three years received, more than $120,000 in direct compensation from the Company (other than Trustee and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); (3) the Trustee is a current partner or employee of the Company's internal auditors or outside independent registered public accounting firm serving as the Company's auditors, or a member of the Trustee's immediate family is a current partner of such auditors or firm, or is a current employee of such auditors or such firm and personally works on the Company's audit, or the Trustee or a member of the Trustee's immediate family was within the last three years a partner or employee of such auditors or firm and personally worked on the Company's audit during that time; (4) the Trustee or a member of his/her immediate family is, or within the last three years has been, employed as an executive officer of another entity of which any of the Company's present executive officers at the time serves or served on that other entity's compensation committee; (5) the Trustee is a current employee, or a member of his/her immediate family is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues; or (6) the Trustee is a current executive officer or compensated employee, or an immediate family member of the Trustee is a current executive officer, of a charitable organization to which the Company has made donations in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such charitable organization's donations.

Are our Trustees independent of Corporate Office Properties Trust?

        The Board has determined that each of our nominees for Trustee meets the independence guidelines described above.

What is the leadership structure of our Board of Trustees?

        Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of the Company's shareholders. Our current leadership structure is comprised of an independent Chairman of the Board separate from the Chief Executive Officer. Among other things, the Board believes that having an independent Chairman enhances the ability of non-management Trustees to raise issues and concerns for Board consideration without immediately involving management and has determined that this structure is the most appropriate structure at this time.

        Under our Bylaws, the Chairman of the Board shall preside over the meetings of the Board and of the shareholders at which he or she shall be present and shall in general oversee all of the business and affairs of the Company. In the absence of the Chairman, the Chief Executive Officer shall preside over the meetings of the Trustees and of the shareholders at which he shall be present. The Chairman shall perform such other duties as may be assigned by the Trustees. The Chief Executive Officer shall have responsibility for implementation of the policies of the Company, as determined by the Board, and for the administration of the business affairs of the Company.

What is our policy regarding Trustee attendance at regularly scheduled meetings of the Board and the annual meeting of shareholders?

        The Board holds a minimum of four regularly scheduled meetings per year, including the annual meeting of the Board held in conjunction with our annual meeting of shareholders. Trustees are expected to attend all regularly scheduled meetings and to have reviewed, prior to the meetings, all written meeting materials distributed to them in advance. Trustees are expected to be physically present at all regularly scheduled meetings, and a Trustee who is unable to attend a meeting is expected to notify the Chairman of the Board in advance of such meeting. If a Trustee attends a regularly scheduled meeting by telephone for the entire meeting, such Trustee shall be deemed to have attended the meeting for the purposes of determining whether a quorum exists and for voting purposes. A Trustee may not send a representative with a proxy to vote on his or her behalf if such Trustee is not able to attend a scheduled meeting.

        Trustees are expected to be present at our annual meeting of shareholders. All of our Trustees serving as Trustees at the time of the 2015 Annual Meeting of Shareholders were in attendance at the meeting.

What is our policy regarding meetings of non-management Trustees?

        The non-management Trustees meet in executive session at least annually without management. The Chairman of the Board presides at the executive sessions. The non-management Trustees may meet in executive session at any time to consider issues that they deem important to address without management present.

How are the Trustees compensated?

  •
  Employee Trustees receive no compensation, other than their compensation as an employee, for serving on the Board or its committees.

  •
  Non-employee Trustees received the following:

  o
  Fees, paid in cash, set forth below:

Annual Trustee fee	$64,000
Annual Chair of Board fee	50,000
Annual committee chair fee
Audit	15,000
Compensation	10,000
Investment	10,000
Nominating and Corporate Governance	10,000
Annual committee fees
Audit	12,000
Compensation	9,500
Investment	9,000
Nominating and Corporate Governance	6,000
Fee for each Board meeting attended after first 12 per calendar year	2,000
Fee for each committee meeting attended after first 12 per calendar year (tracked for each individual committee, not on an aggregated basis)	1,500

    The fees set forth above did not change from 2014. Our Trustee compensation is reviewed against market and our peers bi-annually in consultation with our external compensation consultant and no changes were made for either 2015 or 2016.

    o
    Reimbursement for out-of-pocket expenses, such as travel and lodging costs incurred in connection with meeting attendance; and

    o
    Annual grants of deferred shares in an award value of not more than $82,500 (using the 15-day trailing average share price as of the grant date). Deferred shares vest on the first anniversary of the grant date, provided that the Trustee remains in his or her position. We settle deferred shares by issuing an equivalent number of common shares upon the vesting of the awards or a later date elected by the Trustee. Holders of deferred shares are entitled to receive dividends on such shares but cannot cast votes for such shares.

        The table below sets forth the total amounts of compensation earned by our non-employee Trustees during 2015:

Name of Trustee	Fees Earned (Paid in Cash)(1)	Deferred Share Awards(2)	Total
Thomas F. Brady	$143,500	$80,287	$223,787
Robert L. Denton, Sr.	108,500	80,287	188,787
Philip L. Hawkins	85,000	80,287	165,287
Elizabeth A. Hight	79,500	80,287	159,787
David M. Jacobstein	100,000	80,287	180,287
Steven D. Kesler	85,000	80,287	165,287
C. Taylor Pickett	87,500	80,287	167,787
Richard Szafranski	82,000	80,287	162,287

(1)
This column reports the amount of cash compensation earned in 2015 for Board and committee service.

(2)
Represents the grant date fair value of deferred shares awarded to the Trustees in 2015. The grant-date fair value of deferred shares granted in 2015 to the non-employee Trustees was $26.70 per share. As of December 31, 2015, the aggregate numbers of outstanding options held by non-employee Trustees were: Mr. Brady: 20,000 options; Mr. Denton: 20,000 options; Mr. Jacobstein: 5,000 options; Mr. Kesler: 20,000 options; and Mr. Szafranski: 5,000 options. See Notes 2 and 15 to our consolidated financial statements included in our Annual Report on Form 10-K for additional information regarding share-based compensation, including assumptions made in determining values for the options and deferred shares.

What are the committees of our Board?

        The Board has four committees: (1) the Audit Committee; (2) the Compensation Committee; (3) the Investment Committee; and (4) the Nominating and Corporate Governance Committee. Descriptions of these committees are set forth below:

  •
  The Audit Committee oversees the following for the Company:

  o
  integrity of financial statements and other financial information provided to shareholders and the investment community;

  o
  compliance with legal and regulatory requirements and ethical behavior;

  o
  retention of our Independent Auditor, including oversight of its performance, qualifications and independence, approval of audit and non-audit services and input into the selection of the lead engagement partner with each rotation;

  o
  accounting and financial reporting processes, internal control systems and the internal audit function; and

  o
  risk management activities.

    The Committee also provides an avenue for communication among our Independent Auditor, internal auditors, management and the Board.

  •
  The Compensation Committee's primary responsibilities are set forth below:

  o
  establish and periodically review the Company's compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees and to make recommendations to the Board with respect to such compensation;

    o
    establish compensation arrangements and incentive goals (Company financial measures, business metrics and individual goals) for executive officers and to administer such compensation plans and programs;

    o
    review and approve goals and objectives relevant to the Chief Executive Officer's compensation, evaluate the CEO's performance in light of those goals and objectives and, either as a Committee or together with the other independent Trustees (as directed by the Board), recommend to the Board for approval the CEO's compensation level based on this evaluation;

    o
    review the performance of all other executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance;

    o
    review and consider risks relating to the Company's compensation policies; and

    o
    review compensation arrangements for Trustees and make appropriate recommendations to the Board for approval.

  •
  The Board has delegated to the Investment Committee the authority to approve various matters (acquisitions, dispositions, development/redevelopment projects, data center activity, financings, joint ventures, equity issuances and other investments) when the matters are below certain threshold amounts. However, any matters that are greater than $75 million require the approval of the full Board.

  •
  The Nominating and Corporate Governance Committee serves the following purposes:

  o
  recommend to the Board the structure and operations of the Board;

  o
  identify individuals qualified to serve as Trustees and recommend that the Board select the Trustee nominees identified by the Committee for election at the next annual meeting of shareholders;

  o
  recommend to the Board the responsibilities of each Board committee, the structure and operation of each committee and the Trustee nominees for assignment to each committee, including the recommendation of the chair for each Board committee;

  o
  oversee the Board's annual evaluation of its performance and the performance of all Board committees;

  o
  develop and recommend to the Board for adoption a set of Corporate Governance Guidelines applicable to the Company and periodically reviews the same; and

  o
  review and monitor management development and succession plans and activities.

All members of the Audit, Nominating and Corporate Governance and Compensation Committees are independent Trustees and meet the applicable requirements for committee membership under the NYSE rules. The practices of the Audit, Nominating and Corporate Governance and Compensation Committees are outlined in their respective charters, which are available on our Internet website in the subsection entitled "Corporate Governance" or in print to any shareholder upon request. To the extent modifications are made to the charters, such modifications will be reflected on our Internet website.

        The committees on which Trustees served and the number of meetings held during 2015 are set forth below:

Board Member	Audit	Compensation	Investment	Nominating and Corporate Governance
Thomas F. Brady		✓(1)	✓	✓

Robert L. Denton, Sr.	✓		✓(2)	C

Philip L. Hawkins		✓	C(2)

Elizabeth A. Hight		✓		✓

David M. Jacobstein	C		✓

Steven D. Kesler	✓		✓

C. Taylor Pickett		C(1)	✓

Richard Szafranski	✓			✓

Meetings Held in 2015	10	5	3	4

C = Chairman of the Committee

✓ = Member of the Committee

(1)
Mr. Brady served as Chair of the Compensation Committee through and including June 30, 2015 and Mr. Pickett became Chair of the Compensation Committee effective July 1, 2015.

(2)
Mr. Denton served as Chair of the Investment Committee through and including September 30, 2015 and Mr. Hawkins became Chair of the Investment Committee effective October 1, 2015.

        During 2015, the Board held four quarterly meetings and six special meetings. Each incumbent Trustee in 2015 attended at least 75% of the aggregate of the meetings of the Board and meetings held by all committees on which such Trustee served.

How are our Trustees nominated?

        The Nominating and Corporate Governance Committee of the Board is responsible for recommending nominations to the Board and shareholders. In arriving at nominations, the Nominating and Corporate Governance Committee reviews with the Board the size, function, and needs of the Board and, in doing so, takes into account the principle that the Board as a whole should be competent in the following areas: (1) industry knowledge; (2) accounting and finance; (3) business judgment; (4) management and communication skills; (5) leadership; (6) public real estate investment trusts ("REITs") and commercial real estate business; (7) business strategy; (8) crisis management; (9) corporate governance; and (10) risk management. The Board also seeks members from diverse backgrounds. Trustees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are or were affiliated, and be selected based upon contributions that they can make to the Company. In determining whether to recommend a Trustee for re-election, the Nominating and Corporate Governance Committee also considers the Trustee's past attendance at meetings and participation in, and contributions to, the activities of the Board and its committees.

        Our Board does not have an explicit diversity policy. Nevertheless, diversity of race, ethnicity, gender, age, cultural background and professional experience is considered in evaluating candidates for nomination. The Board believes that its members should exhibit integrity and ethical behavior, and that they should collectively represent a broad spectrum of experience and expertise. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

        The Nominating and Corporate Governance Committee has a policy regarding consideration of shareholder recommendations for Trustee nominees, which is set forth below:

  The Committee considers nominees recommended by the Company's common shareholders using the same criteria it employs in identifying its own nominees. Any shareholder wishing to make a recommendation should send the following information to the Chairman of the Nominating and Corporate Governance Committee, care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the first page of this proxy statement, no later than the date that is 120 days prior to the one-year anniversary of the date of the mailing of the Company's proxy statement for its most recent annual meeting of shareholders:

  •
  the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

  •
  information about the relationship between the candidate and the nominating shareholder;

  •
  the consent of the candidate to serve as a Trustee;

  •
  proof of the number of shares of the Company's common shares that the nominating shareholder owns and the length of time the shares have been owned; and

  •
  a separate statement of the candidate's qualifications relating to the Board's membership criteria.

What is the Board's approach to risk oversight?

        The Board plays an important role in the risk oversight of the Company. The Board establishes and monitors the Company's risk tolerance and oversees its risk management activities primarily by:

  •
  approving the strategic direction of the Company on an annual basis;

  •
  maintaining for itself and its committees direct decision-making authority with respect to matters with significant inherent risks, including material acquisition, disposition, development and financing activities and the appointment, retention and compensation of certain members of senior management;

  •
  reviewing and discussing regular periodic reports relating to the performance of the Company and enterprise risk assessments relating to the achievement of its objectives;

  •
  approving the Company's annual budget and capital plan; and

  •
  overseeing specific areas of the Company's business by the Compensation, Audit, Investment and Nominating and Corporate Governance Committees.

The Board and its Committees also rely on management to bring significant matters to their attention.

        Pursuant to its charter, the Audit Committee is responsible for the review of the Company's risk assessment and management activities, including the Company's enterprise risk management ("ERM") assessment. The Committee discharges these responsibilities by reviewing and discussing with management, the Company's internal audit and information technology functions and our Independent Auditor any significant risks or exposures faced by the Company, the steps taken to identify, minimize, monitor or control such risks or exposures and the Company's underlying policies with respect to risk assessment and risk management. The Company's information technology function reports to the Audit Committee, on a periodic basis, management's assessment of the cyber risks of the Company and the actions taken by the Company to mitigate those risks. Consistent with NYSE Rules, the Audit Committee also provides oversight with respect to risk assessment and risk management, particularly regarding the activities of the Company's internal audit function and integrity of the Company's financial statements and internal controls over financial reporting. The Company's internal audit function reports to the Audit Committee regarding such activities on an ongoing basis, including at each of the Audit Committee's meetings. The Board is informed regarding these risk oversight activities at the quarterly meetings of the Board.

        In addition, the Board believes that because its leadership and management functions are separated, the Board's ability to take a more objective, independent approach to overseeing risk is enhanced.

Our Executive Officers

        Below is information with respect to our executive officers (sometimes referred to herein as our "executive officers" or "executives").

        Stephen E. Budorick, 55, has been our Executive Vice President and Chief Operating Officer since September 2011 and has been appointed to become President and Chief Executive Officer effective May 12, 2016. Prior to joining us, Mr. Budorick served as Executive Vice President of Asset Management at Callahan Partners, LLC, a private real estate owner and developer, for five years. From 1997 to 2006, Mr. Budorick was Executive Vice President in charge of Trizec Properties, Inc.'s Central Region and from 1991 to 1997, he was Executive Vice President responsible for third-party management at Miglin Beitler Management Company. Mr. Budorick also worked in asset management at LaSalle Partners, Inc. from 1988 to 1991 and facilities management and planning at American Hospital Association from 1983 to 1988.

        Wayne H. Lingafelter, 56, will serve as our Executive Vice President, Development & Construction Services through March 31, 2016, having been in that role since January 2009, and previously serving as Senior Vice President—Development & Construction since May 2008. Prior to joining us, Mr. Lingafelter served Duke Realty Corporation, a real estate investment trust, for 20 years in several positions, the most recent of which included Senior Vice President of Government Solutions from February 2006 to May 2008 and Senior Vice President of Cleveland Operations from 2002 to February 2006.

        Anthony Mifsud, 51, has been our Executive Vice President & Chief Financial Officer since February 2015, after serving as Senior Vice President, Finance and Treasurer since January 2011 and having joined the Company in 2007 as Vice President, Financial Planning & Analysis. Prior to joining us, Mr. Mifsud served as Senior Vice President & Treasurer for Municipal Mortgage & Equity, LLC (MMA) and prior to joining MMA, was Vice President, Financial Management at Enterprise Social Investment Corporation. From 1990-2005, Mr. Mifsud held various accounting and corporate finance positions at The Rouse Company, culminating as Vice President, Finance from 1999-2005. Prior to that time, Mr. Mifsud practiced as a CPA and auditor at KPMG Peat Marwick.

        Karen M. Singer, 51, has been our Senior Vice President, General Counsel and Secretary since September 2006, after holding the position of Vice President, General Counsel and Secretary since January 2004. Ms. Singer served as Assistant Secretary and Associate General Counsel of the Company from September 1998 through December 2003. From August 1996 through August 1998, Ms. Singer was Assistant General Counsel of Constellation Real Estate, Inc. From 1989 through January 1996, Ms. Singer was in private practice as an associate at Weinberg and Green, LLC, now a part of Saul Ewing LLP.

        Roger A. Waesche, Jr., 61, has been our Chief Executive Officer and a member of our Board since April 1, 2012. As previously announced, Mr. Waesche will cease to be our President and Chief Executive Officer effective May 12, 2016. He has been our President since September 2010, after holding the position of Executive Vice President since January 2004 and the position of Senior Vice President from September 1998 through December 2003. Mr. Waesche was our Chief Operating Officer from August 2006 through September 2011, after serving as our Chief Financial Officer since March

1999. Prior to joining us, Mr. Waesche served as Senior Vice President for Constellation Real Estate, Inc., where he was responsible for all financial operations, including treasury, accounting, budgeting and financial planning. Mr. Waesche also had primary responsibility for Constellation Real Estate, Inc.'s asset investment and disposition activities. Prior to joining Constellation Real Estate, Inc. in 1984, Mr. Waesche was a practicing Certified Public Accountant with Coopers & Lybrand. He is a member on the Maryland Industrial Development Financing Authority, the NAREIT Board of Governors, and a board member of the Economic Alliance of Greater Baltimore, the Greater Baltimore Committee and the Board of Sponsors of the Loyola University Maryland's Sellinger School of Business. He received his bachelor's degree in accounting and a masters in finance both from Loyola College, now known as Loyola University Maryland.

Share Ownership of our Trustees,
Executive Officers and 5% Beneficial Owners

        The following table shows certain information as of March 15, 2016 (unless otherwise noted) regarding the beneficial ownership of our common shares by each Trustee, each nominee for election as Trustee, each executive officer, all Trustees and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our outstanding common shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means sole or shared voting or dispositive power with respect to securities. Each party named in the table below has sole voting and dispositive power with respect to the securities listed opposite such party's name, except as otherwise noted.

	Common Shares Beneficially Owned(1)	Percent of All Common Shares Beneficially Owned(2)	Awards Available within 60 days after March 15, 2016(3)
The Vanguard Group, Inc.(4)	13,611,245	14.4%	—
BlackRock, Inc.(5)	8,844,011	9.3%	—
LaSalle Investment Management Securities, LLC(6)	5,623,597	5.9%	—
Brookfield Investment Management Inc.(7)	4,758,304	5.0%	—
Thomas F. Brady	30,390	*	20,000
Robert L. Denton, Sr.(8)	331,507	*	23,007
Philip L. Hawkins	1,036	*	—
Elizabeth A. Hight	15,161	*	3,007
David M. Jacobstein	14,549	*	8,007
Steven D. Kesler	50,077	*	23,007
C. Taylor Pickett(9)	16,798	*	—
Richard Szafranski.	21,494	*	8,007
Roger A. Waesche, Jr.	293,060	*	—
Stephen E. Budorick.	60,185	*	—
Anthony Mifsud.	43,556	*	—
Wayne H. Lingafelter	46,092	*	—
Karen M. Singer	57,180	*	—
All Trustees and executive officers as a group (13 persons)(8)	981,085	1.0%	85,035

*
Represents less than one percent.

(1)
With respect to each shareholder (or group thereof), assumes that all units in our operating partnership, Corporate Office Properties, L.P. (the "Operating Partnership"), owned by such shareholder(s) listed are exchanged for common shares and assumes we elect to issue common shares rather than pay cash upon exchange of partnership units. Also includes shares issuable under awards held by such shareholder(s) available within 60 days after March 15, 2016, as reflected in the third column of this table.

(2)
Common shares issuable upon the conversion of units in the Operating Partnership and the exercise of options exercisable currently or within 60 days after March 15, 2016 are deemed outstanding and to be beneficially owned by the person holding such units or options for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes common shares issuable under options held by such shareholder(s) exercisable within 60 days after March 15, 2016 and deferred share awards held by such shareholder(s) with a settlement date within 60 days after March 15, 2016.

(4)
The Vanguard Group ("Vanguard") has sole voting power with respect to 210,275 shares, shared voting power with respect to 76,000 shares, sole investment power with respect to 13,465,620 shares and shared investment power with respect to 145,625 shares. Of these shares, the Vanguard REIT Index Fund (the "Index Fund") has sole voting power over 6,819,844 shares. Vanguard and the Index Fund are located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by Vanguard on February 10, 2016 and a Schedule 13G/A filed with the Securities and Exchange Commission by the Index Fund on February 9, 2016.

(5)
BlackRock, Inc. ("BlackRock") has sole voting power with respect to 8,481,226 shares and sole investment power with respect to 8,844,011 shares. BlackRock is located at 55 East 52nd Street, New York, New York 10022. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock on January 26, 2016.

(6)
LaSalle Investment Management Securities, LLC ("LaSalle") has sole voting power with respect to 299,800 shares and sole investment power with respect to 5,623,597 shares. LaSalle is located at 100 East Pratt Street, Baltimore, Maryland 21202. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by LaSalle on February 12, 2016.

(7)
Brookfield Investment Management Inc. ("Brookfield") has sole voting power with respect to 3,875,904 shares and sole investment power with respect to 4,758,304 shares. Brookfield is located at 250 Vesey St., 15th Floor, New York, New York 10281. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by Brookfield on February 16, 2016.

(8)
Includes 308,500 common units in the Operating Partnership exchangeable for common shares, 90,000 (27.1% of Mr. Denton's total common unit and common share holdings) of which were pledged as security for a line of credit. In 2014, the Company adopted an anti-pledging policy and grandfathered this pre-existing pledge. The pledged shares are excluded from the computation of Mr. Denton's shares as required by our share ownership guidelines.

(9)
Includes 5,000 shares held through the C. Taylor Pickett Family Trust. Mr. Pickett does not have voting or investment power with respect to these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require that we disclose late filings of initial reports of share ownership and reports of changes in share ownership by our Trustees, officers and greater than 10% shareholders. Our Trustees, officers and greater than 10% shareholders are required by those rules to furnish us with copies of the reports of share ownership (and changes in share ownership) they file with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us and other information provided by these parties, we believe that during the year ended December 31, 2015, our Trustees, officers and greater than 10% shareholders filed all required reports on a timely basis.

Code of Ethics; Review and Approval of Related Party Transactions

        The Company has a Code of Business Conduct and Ethics for all employees and Trustees and a Code of Ethics for Financial Officers. These codes of ethics documents are available in the investor relations section of the Company's Internet website in the subsection entitled "Corporate Governance." The Company's Internet website address is www.copt.com. We will make available on our Internet website any future amendments or waivers to our Code of Business Conduct and Ethics and Code of Ethics for Financial Officers within four business days after any such amendments are adopted or waivers are granted. In addition, shareholders may request a copy of these codes of ethics documents, free of charge, by making this request in writing to our Vice President, Investor Relations at ir@copt.com or at our mailing address.

        Our Code of Business Conduct and Ethics mandates that the Nominating and Corporate Governance Committee must review and approve any "related party transaction," as defined by relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Nominating and Corporate Governance Committee will consider all relevant factors, including, among others, our business rationale for entering into the transaction, any potential alternatives to entering into the transaction, whether the transaction is on terms that would be comparable to those available to third parties and the overall fairness of the transaction to the Company.

        In general, either management or the affected Trustee or executive officer will bring the matter to the attention of either the chairman of the Nominating and Corporate Governance Committee or our Senior Vice President, Secretary and General Counsel. If a member of the Nominating and Corporate Governance Committee is involved in the transaction, he/she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

Report of the Audit Committee

        The Audit Committee of our Board is comprised of the four Trustees named below. Each of the Trustees meets the independence and experience requirements of the NYSE and satisfies the Securities and Exchange Commission's additional independence requirements for members of audit committees. The Board has determined that Steven D. Kesler is an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit Committee adopted and the Board approved, a charter outlining the Audit Committee's practices. A copy of the charter is available in the investor relations section of the Company's Internet website in the subsection entitled "Corporate Governance." The Audit Committee's charter is also available in print to any shareholder upon request. To the extent modifications are made to the Audit Committee's charter, such modifications will be reflected on the Company's Internet website.

        Management is responsible for the Company's financial statements, financial reporting process, internal financial controls, compliance with legal and regulatory requirements and ethical behavior. Our Independent Auditor is responsible for expressing opinions on the conformity of the Company's consolidated financial statements with generally accepted accounting principles, the fairness of the presentation of the Company's financial statement schedules and the effectiveness of the Company's internal control over financial reporting in accordance with the Public Company Accounting Oversight Board ("PCAOB"). The Company's internal audit function is responsible for, among other things, helping to evaluate and improve the effectiveness of risk management, control and governance processes, and identifying opportunities to assist in improving the Company's operations. The role of the Audit Committee is to oversee these activities.

        Management completed its evaluation of the Company's system of internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Committee received periodic updates provided by management and the internal audit function at each regularly scheduled Committee meeting. At the conclusion of the process, management concluded that the Company's internal control over financial reporting was effective as of December 31, 2015 and reported its conclusion to the Audit Committee. The Committee reviewed Management's Report on Internal Control over Financial Reporting contained in the Company's and the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, as well as the Independent Auditor's Report of Independent Registered Public Accounting Firm included in the Company's and the Operating Partnership's Annual Report on Form 10-K. The Report of Independent Registered Public Accounting Firm related to the audit of: (1) the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K; and (2) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in 2016.

        The Audit Committee met with the Company's accounting and financial management team, the internal audit function and the Independent Auditor to review the Company's annual and quarterly periodic filings containing consolidated financial statements prior to the Company's submission of such filings to the Securities and Exchange Commission. In addition, the Audit Committee met with the internal audit function and with the Independent Auditor, without the presence of management, to discuss their respective audits and projects.

        Management represented to the Audit Committee that the Company's and the Operating Partnership's consolidated financial statements for the year ended December 31, 2015 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the Independent Auditor the matters required to be discussed under Statement on Auditing Standards No. 16, as amended, which addresses communication between audit committees and independent registered public accounting firms. The Audit Committee received from the Independent Auditor the written disclosures and letter required by PCAOB Rule 3526, which addresses independence discussions between auditors and audit committees. The Audit Committee also held discussions with the Independent Auditor regarding its independence from the Company and its management and considered whether Independent Auditor's provision of audit and non-audit services provided to the Company during 2015 was compatible with maintaining the firm's independence.

        The Audit Committee has an established practice of requiring pre-approval of all audit and permissible non-audit services provided by the Independent Auditor. The Audit Committee must consider whether the services it is approving impair the Independent Auditor's independence. All services were approved by the Audit Committee prior to the services being rendered.

        In determining whether to reappoint PricewaterhouseCoopers LLP ("PwC") as the Company's Independent Auditor, the Audit Committee took into account a number of factors, including: the length of time that PwC has been engaged; PwC's independence and objectivity; PwC's capability and expertise in handling the Company's industry, including the expertise and capability of the lead audit partner; historic and recent performance, including the extent and quality of PwC's communications with the Audit Committee, and the results of a management survey of PwC's overall performance; data related to audit quality and performance, including recent PCAOB inspection reports on the firm; and the appropriateness of PwC's fees, both on an absolute basis and as compared with its peers.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company's and the Operating Partnership's audited consolidated financial statements for the year ended December 31, 2015 be included in the Company's and the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. This report is provided by the following independent Trustees, who constitute the Audit Committee.

AUDIT COMMITTEE
David M. Jacobstein, Chair
Robert L. Denton, Sr.
Steven D. Kesler
Richard Szafranski

        The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm

        PwC served as our Independent Auditor for the years ended December 31, 2015 and 2014. PwC also provided us with other auditing and advisory services. We are cognizant of the need for PwC to maintain its independence and objectivity in order to effectively serve in its role as our Independent Auditor. As a result, our Audit Committee restricted the services for which PwC can be engaged to those services that could not impair or appear to impair PwC's independence and objectivity. In making this determination, the Audit Committee contemplates the nature of the services, the benefits that PwC performing such services brings both to the services and to their audit and PwC's proposed cost for providing such services.

        The Audit Committee has procedures in place regarding the pre-approval of all services provided by PwC. Specifically, management contacts the Audit Committee Chair regarding the potential need for a service from PwC. PwC then provides an engagement letter to management pertaining to the service, which management reviews for the service description and proposed fee. Once management agrees with the engagement letter, it forwards the engagement letter to the Audit Committee Chair. The Audit Committee Chair then reviews the engagement letter for the criteria described in the previous paragraph and if, based on such review, he approves of the terms of the engagement letter, he forwards the letter to the other Audit Committee members requesting that they respond within a certain period of time should they not approve of the engagement letter. The Audit Committee has delegated pre-approval authority to the Chair for certain audit-related services. All fees paid to PwC in 2015 were approved by the Audit Committee in accordance with this policy.

        For the years ended December 31, 2015 and 2014, we incurred the approximate fees and expenses set forth below with PwC:

	2015	2014
Audit fees(1)	$1,247,690	$1,503,448
Audit-related fees(2)	54,992	53,498
Tax fees(3)	230,065	211,450

Total	$1,532,747	$1,768,396

(1)
Audit fees include fees billed for services rendered in connection with audits of (i) the Company's and the Operating Partnership's consolidated financial statements and financial schedules included in the Annual Report on Form 10-K; and (ii) the effectiveness of the Company's and the Operating Partnership's internal control over financial reporting. These fees totaled $1,164,690 in 2015 and $1,353,926 in 2014. Audit fees also include issuances of comfort letters on filings associated with debt issuances and offerings and consents on registration statements.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but not included in (1) above. This category includes fees for the audit of financial statements of our employee retirement savings plan.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, tax planning and services in connection with technology used for tax compliance in 2015 and 2014.

None of the fees reflected above were approved by the Audit Committee pursuant to the "de-minimis exception" in Rule 2-01 of Regulation S-X.

        We expect that a representative of PwC will be present at the 2016 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions.

Proposal 2—Ratification of the Appointment of Independent Auditor

        The Audit Committee has selected and appointed PwC as our Independent Auditor to audit our consolidated financial statements for the year ending December 31, 2016. Although ratification by shareholders is not required by law or by our Bylaws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. PwC has been our auditor since 1997 and the Audit Committee considered the factors mentioned above in determining to reappoint PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different Independent Auditor at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of Independent Auditor. Representatives of PwC will be present at the Annual Meeting and will have an opportunity to make a statement if such representative so desires and will have an opportunity to respond to appropriate questions by shareholders.

The Board recommends a vote "FOR" approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the current fiscal year.

Proposal 3—Advisory Vote to Approve Executive Compensation

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission's rules. This is commonly known as, and is referred to herein as, a "say-on-pay" proposal or resolution.

        Our compensation programs are designed to clearly link annual and long-term financial results and shareholder return to executive rewards. The majority of each executive's total compensation is tied directly to goal achievement, with the exception of Ms. Singer in her role as General Counsel; this pay for performance approach ensures that the financial interests of our executives are aligned with those of our shareholders. Please refer to the section entitled "Compensation Discussion and Analysis" for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2015.

        The Compensation Committee annually reviews all elements of our compensation program for named executive officers to ensure its alignment with our philosophy and corporate governance approach, including its effectiveness in aligning the financial interests of our executives with those of our shareholders. Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, we are providing shareholders with the opportunity to approve the following non-binding, advisory resolution:

          "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, including the section entitled "Compensation Discussion and Analysis," compensation tables and narrative discussion, is hereby APPROVED."

The Board recommends a vote "FOR" the approval of this resolution.

        We are asking our shareholders to indicate their support for our named executive officers' compensation as described in this proxy statement. This say-on-pay proposal gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission.

Vote Required; Effect of Vote

        The affirmative vote of a majority of the votes cast on this proposal will be required for approval.

        The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on us or the Compensation Committee. However, the Compensation Committee does value the opinions of our shareholders and will take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised of the four independent Trustees listed below. The Committee members do not have any non-trivial professional, familial or financial relationship with the Chief Executive Officer, other executive officers or the Company, other than their relationships as Trustees.

 Report of the Compensation Committee

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company's and the Operating Partnership's Annual Report on Form 10-K for 2015 and the Company's 2016 proxy statement. This report is provided by the following independent Trustees, who comprise the Committee.

COMPENSATION COMMITTEE
C. Taylor Pickett, Chair Thomas F. Brady Philip L. Hawkins Elizabeth A. Hight

 Compensation Discussion and Analysis

Executive Summary

        2015 was a year of repositioning for our Company. From an operational standpoint, we executed well and exceeded FFO and AFFO targets, delivered 1.1 million square feet of development projects which were 97% leased and executed leases on 2.5 million square feet across our entire portfolio. In addition, we significantly enhanced the quality of our assets by investing approximately $250 million in our Defense/IT locations, and by recycling proceeds from the disposition of older, suburban properties into three opportunistic acquisitions totaling 1.2 million square feet in urban/urban-like, lifestyle locations. However, our share price was not reflective of these accomplishments, resulting in total shareholder return ("TSR") for the year of (19.4%). As a result, our Board exercised its discretion and reduced our NEOs' 2015 annual incentive payments, and there was minimal or no payout to our NEOs on previously awarded performance-based, long-term equity incentives.

Strong Governance Related to Executive Compensation:

        The Company's compensation structure and corporate governance policies and practices are designed to mitigate compensation-related risk without diminishing the effectiveness of the incentives provided to our executives. Our compensation programs are specifically designed to link executive compensation to annual and long-term financial results and TSR. Our pay for performance approach is designed to ensure that the financial interests of our executives are closely aligned with those of our shareholders by tying the majority of each executive's pay directly to the achievement of objectives.

The Company's Executive Compensation Practices	Executive Compensation Practices the Company Does Not Engage In

✓

Pay for Performance: Our CEO's compensation is tied to performance by setting clear and challenging Company goals, with the majority of total target compensation consisting of performance based components.

✓

Multiple Performance Metrics: We use different performance measures for short and long-term incentives, with multi-year vesting or measurement periods.

✓

Risk Oversight: The Company annually prepares an ERM assessment. The Committee carefully considers the risks associated with all elements of our compensation programs.

×

No Guaranteed Bonuses: The Company does not provide NEOs with guaranteed cash bonuses.

×

No Excise Tax Gross-Ups: We have no agreements in place that provide for reimbursement by the Company for the tax obligations of our employees resulting from severance payments made in the event of a change in control, and will not enter into such agreements in the future.

×

No Repricing of Stock Options: We do not reprice underwater stock options, i.e., modify outstanding option awards to lower the exercise price. The Company has not issued stock options since 2009.

The Company's Executive Compensation Practices	Executive Compensation Practices the Company Does Not Engage In

✓

Annual Pay for Performance Analysis: We assess pay and performance relative to peers to ensure that actual payouts are appropriately aligned from a competitive perspective.

✓

Share Ownership and Retention Requirements: Guidelines for both executives and Trustees have been in place since March 2009 and were reviewed and strengthened in 2012. Guidelines for the executives range from two times to six times salary and guidelines for non-employee Trustees are three times their annual cash retainer. These guidelines are validated against market practice periodically.

✓

Clawback Policy: An incentive recoupment (i.e., "clawback") policy was adopted in 2012 and will be revised, if necessary, in light of applicable SEC regulations regarding clawbacks, once such regulations are enacted.

✓

Use of Independent Compensation Consultant: The Committee uses an independent consultant that is precluded from performing any work directly for the management of the Company, unless pre-approved by the Committee. No such additional work was requested or performed in 2015.

✓

Peer Group: We use the same appropriately sized and defined peer group for compensation benchmarking purposes as we do for measuring relative TSR under the long-term equity incentive plan. We review the peer group annually for continued appropriateness.

×

No Hedging or Pledging: In 2014, the Company adopted an anti-pledging policy, in addition to our existing anti-hedging policy. Subject to the terms of the policy, executives may not (i) hold securities of the Company in a margin account or pledge securities of the Company as collateral for a loan, or (ii) enter into hedging or monetization transactions or similar arrangements with respect to securities of the Company.

Pay and Governance Highlights for 2015:

  •
  Consistent with our pay philosophy, we believe that our CEO's compensation is aligned with Company performance. As reflected below, over the period 2013 to 2015, realizable pay for our CEO was closely correlated with the Company's indexed total shareholder return ("Indexed TSR"). Indexed TSR represents the cumulative return on a $100 investment in our common shares made at the beginning of the measurement period. As illustrated, realizable pay is the combined value of salary, annual cash incentive awards and projected payout value of the equity awards as of December 31 of each year.

CEO (Mr. Waesche)

  •
  Our executives are no longer parties to employment agreements. As the last of our existing executives' employment agreements expired (January 2, 2015 for Mr. Lingafelter), the Company did not extend his agreement and, instead, included him in the Company's "Executive Change in Control and Severance Plan" ("CIC Plan") (see additional disclosure in the section entitled "Severance and Change in Control Benefits"). We believe the CIC Plan encourages our executives to act in the best interests of our shareholders, while also providing financial security to our executives in the event of a change in control. We believe the design of the CIC Plan is competitive with similar plans found in our industry.

  •
  The performance period for the March 2012 performance share unit ("PSU") grant terminated on December 31, 2014. The Company ended the three-year performance period at the 33rd percentile relative to our peers' TSR, resulting in a payout of 67% of the target award to our executives in 2015 for that plan. The performance period for the March 2013 PSU grant terminated on December 31, 2015. Since the Company ended this three-year performance period below the 25th percentile relative to our peers' TSR, there will be no payouts for that grant. We believe these results further demonstrate our commitment to align executive pay with Company performance and shareholder value creation.

  •
  Mr. Waesche received a 9% increase in base salary as of January 1, 2015 in recognition of his performance in the CEO role in 2014. Even with this increase, Mr. Waesche's base salary was in the lowest quartile compared to the CEOs in our peer group, reflecting his tenure in this position.

  •
  We used a balanced scorecard approach to drive the achievement of strategic objectives, measure Company performance and determine the executives' annual cash incentive awards. We believe this approach rewards our executives for short-term financial achievement, as well as the achievement of strategic objectives that will create value for our shareholders over the longer term. The scorecard weighted the following three categories of objectives using both quantitative and qualitative evaluations: Financial and Operating Measures at 85%; Resolve Underperforming Assets at 10%; and Create New Horizons / Shareholder Value at 5%. Overall, the Company had very strong operating performance in 2015. We exceeded the financial, development leasing and construction targets, including the stabilization of a significant underperforming asset. Based on these results, a payout at 117.8% of target was warranted; however, the Committee decided that due to the disappointing return to shareholders for the year, our CEO's annual cash incentive award would be reduced to $550,000, or 73% of target.

    Further, the Corporate Objective achievement factor for the annual cash incentive awards for all other NEOs was reduced to 100% of target.

  •
  Our executive long-term equity incentive program was comprised of two elements in 2015:

  o
  The majority of the executives' long-term equity incentives (60%) were awarded in the form of PSUs. We believe these forward-looking awards closely align our executives' interests with those of our shareholders. The number of shares earned at the end of the three-year performance period depends entirely on TSR relative to our established peer group, and if the Company's results are in the bottom quartile, no shares will be earned. We believe that the PSU plan further motivates our executives to achieve strong returns over a sustained period of time.

  o
  40% of the executives' long-term equity incentives were in the form of restricted share grants ("RSs") with a three-year ratable vesting period. We believe this portion of their award reinforces our goal of retention, in addition to incentivizing our executives to increase shareholder value over an extended time frame.

  o
  Ms. Singer's long-term equity incentives were delivered in the form of PSUs (20%) and RSs (80%), to more appropriately reflect the nature of her responsibilities as General Counsel.

Key Leadership Changes and Succession Planning

        The following key leadership changes occurred in 2015 and or have been announced for 2016:

  •
  Stephen E. Riffee, our CFO, separated from the Company on February 3, 2015, a mutually agreeable departure date just prior to the expiration of his employment agreement on March 31, 2015. His planned successor, Anthony Mifsud, assumed the role of CFO on February 4, 2015.

  •
  Wayne H. Lingafelter, our Executive Vice President of Development and Construction, will separate from the Company on March 31, 2016.

  •
  Roger A. Waesche, Jr., our CEO, will depart the Company on May 12, 2016, and he will be succeeded by our current COO, Stephen E. Budorick.

Named Executive Officers

        This Compensation Discussion and Analysis describes the material elements of compensation for our Named Executive Officers ("NEOs") as listed in the Summary Compensation Table of this proxy.

Compensation Objectives

        The compensation of each executive is closely tied to the Company's performance. We generally target compensation to be commensurate with that of executives performing similar responsibilities for an appropriate peer group of companies. Our executives' compensation relative to that of their counterparts in the peer group can vary based on the individual's skill and experience in the position (both overall and with the Company), the performance of the executive and the business unit managed, the amount that we pay our other executives and the competition in the marketplace for the talents of the executive. We believe that providing the opportunity to earn a higher relative level of total compensation when warranted by superior results and performance is important in order for us to retain and motivate our executives.

        Our incentive programs provide compensation in the form of both annual cash and long-term equity awards in order to reward both annual and long-term performance. The allocation of total compensation between cash and long-term equity awards is reviewed annually in comparison to the peer group to assist in determining the compensation of our executives both in total and by component.

The majority of compensation provided is performance-based, linked to a combination of annual and long-term goals. Long-term equity awards represent a significant, if not the largest, component of our NEOs' incentive compensation, as further described in the section below entitled "Long-Term Equity Incentive Awards."

Role of the Compensation Committee of the Board

        The Compensation Committee is appointed by, and acts on behalf of, the Board. The Committee's general purpose includes establishing and periodically reviewing the Company's compensation philosophy and the adequacy of compensation plans and programs for executives and other Company employees. Other responsibilities of the Committee are described in the section entitled "Our Board of Trustees" in this proxy statement.

        Compensation decisions for our NEOs must be approved by the independent non-management members of the Board after recommendation by the Committee. The Board is responsible for oversight of the Committee's activities, except where the Committee has sole authority to act as required by an NYSE listing standard or applicable law or regulation. The Committee has complete and open access to management and any other resources of the Company required to assist it in carrying out its duties and responsibilities, including sole authority, in its discretion, to retain, set compensation for and terminate any consultants, legal counsel or other advisors.

Annual Shareholder Say-on-Pay Votes

        The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). At the Company's annual meeting of shareholders held in May 2015, a substantial majority (89%) of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this vote was indicative of our shareholders' support of the Company's approach to executive compensation.

        We engage in shareholder outreach throughout the year by hosting investor meetings and participating in conferences. The Committee will continue to consider shareholder feedback and the outcome of the Company's say-on-pay votes when making future compensation decisions for the NEOs.

Use of Independent Consultants

        The Committee makes use of analyses provided, at its request, by external consultants in determining executive compensation. Since 2010, the Committee has utilized Pay Governance LLC for these services. The Committee has reviewed the independence of Pay Governance LLC's advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel and other advisors. Following its review, the Committee concluded that Pay Governance LLC has no conflicts of interest, and provides the Committee with objective and independent executive compensation advisory services. Pay Governance LLC provides data relevant to reviewing executive compensation, discussions of compensation practices and observations to the Committee regarding compensation programs and pay levels. Pay Governance LLC did not perform any work for the Company at the direction of management during 2015. As appropriate, the Committee meets with its independent consultant in executive session without management present.

Role of Management

        The CEO meets with the Committee to review our compensation philosophy, present analyses based on the Committee's requests and discuss the compensation recommendations the Committee makes to the Board. The CEO presents management's perspective on business objectives, discusses the effect of business results on compensation recommendations, reviews executive compensation data and discusses the other NEOs' performance. Our CEO attends Committee meetings and general meetings of the Board, but he does not attend those portions of Board and Compensation Committee meetings intended to be held without members of management present, including those relating to the CEO's compensation.

        Holly G. Edington, our Senior Vice President, Human Resources, who reports directly to our CEO, also takes direction from, and provides suggestions to, the Committee, oversees the formulation of compensation plans incorporating the recommendations of the Committee, and assists the Chairman of the Compensation Committee in preparing agendas for the meetings.

Compensation Comparisons

        To meet our objectives of attracting and retaining superior talent, we annually review pay practices of our peers. However, we do not set our NEO pay as a direct function of peer pay levels. Instead, we use market data to help confirm that our pay practices are appropriate. We review our peer group annually, seeking to include companies that are similar in size and business structure to us. Within this peer group, we then focus on executives with responsibilities similar to ours. In order to provide data for this analysis, the independent consultant obtains an understanding of the goals, objectives and responsibilities of each executive position based on reviews of job descriptions and discussions with management and the Committee.

        The Committee, with the assistance of its independent consultant, determined that the peer group of 16 companies used for purposes of assessing the compensation of our NEOs for 2015 would remain unchanged from 2014. The peer group includes a blend of publicly-traded office and diversified REITs, with a heavier weighting on office companies. Inclusion was based on the following criteria: business focus; product mix; revenue; market capitalization; geographic location and other factors. The companies included in the peer group are set forth below:

Alexandria Real Estate Equities, Inc.	Highwoods Properties, Inc.
BioMed Realty Trust, Inc.	Hudson Pacific Properties, Inc.
Brandywine Realty Trust	Kilroy Realty Corporation
Columbia Property Trust, Inc.	Mack-Cali Realty Corporation
Cousins Properties Incorporated	Parkway Properties, Inc.
Douglas Emmett, Inc.	Piedmont Office Realty Trust, Inc.
First Potomac Realty Trust.	PS Business Parks, Inc.
Government Properties Income Trust	Washington Real Estate Investment Trust

        The independent consultant provided peer group compensation data to the Committee. Base salaries, annual cash incentive awards, long-term equity awards and total compensation for our NEOs were compared to compensation information for comparable positions in each of the companies in the peer group. The independent consultant provided detailed information at the 25th, 50th and 75th percentiles and the average in order to assist the Committee in understanding how the Company's executive compensation compared to that of its peers.

        As in prior years, the independent consultant also conducted a comprehensive pay for performance assessment of the Company's executive compensation program and the linkage between organizational performance and the value of the compensation delivered to the executives. The assessment indicated that over the three-year period 2012-2014, the Company's current management team's pay and performance relative to peers were generally aligned.

Base Salary

        We view base salary as the fixed rate of pay throughout the year that is required to attract and retain executives. The base salaries of our NEOs are determined in consideration of their position's scope of responsibilities and their individual skills and experience. They are eligible for periodic increases in their base salary as a result of individual performance and significant increases in their duties and responsibilities. NEOs' salary levels are also influenced by a variety of factors considered by the Committee, including peer group data, the desire to create an appropriate level of differentiation between the NEOs, and budget considerations.

        Annual base salary actions in 2015 included the following:

	Base Salary as of December 31,
Name of Executive	2014	2015	% Increase
Roger A. Waesche, Jr.	$550,000	$600,000	9.1%
Stephen E. Budorick	$414,000	$440,000	6.3%
Anthony Mifsud	N/A	$350,000	(1)
Stephen E. Riffee	$439,000	N/A	(1)
Wayne H. Lingafelter	$407,000	$433,340	6.5%
Karen M. Singer	$326,000	$336,000	3.1%

(1)
Mr. Riffee's employment with the Company terminated on February 3, 2015. Mr. Mifsud, assumed the role of CFO on February 4, 2015. The Board approved a base salary of $350,000 for Mr. Mifsud, which is at a level slightly below the lowest quartile for our peer group, and is considered appropriate since he was new to this role.

        The Board determined that effective January 1, 2015, Mr. Waesche's base salary would be increased by $50,000, or 9.1%, in recognition of his performance in the role in 2014. Even with this increase, Mr. Waesche is still in the lowest quartile relative to our peers, reflecting his tenure in the position. The Board determined that the base salaries for 2015 reflected above for Mr. Budorick, Mr. Lingafelter and Ms. Singer appropriately reflect their level of responsibility in the Company based on a comparison to market data and to their peers.

Annual Cash Incentive Awards

        Our executives receive annual cash incentive awards based on the Company's overall financial performance and achievement of other stated corporate objectives, as well as each executive's performance against his or her individual objectives. In the first quarter of each year, the Committee approves both performance goals for the annual cash incentive plan and associated potential award payouts. Each executive's potential annual cash incentive award is set as a percentage of the executive's base salary. In 2015, the Committee used a balanced scorecard approach to measuring the Company's performance. We believe this approach rewards our executives for short-term financial achievement as well as for the achievement of strategic objectives that will create value for our shareholders over the longer term. Each objective on the scorecard has three levels of performance achievement (threshold, target and maximum) and the weighted average achievement of these measures establishes the associated payout. Performance at target approximates management's estimate of the related objective as set forth in the annual budget approved by the Board; this level of performance is intended to be challenging, yet attainable. The maximum level of performance for the established objectives is intended to still be attainable with superior performance. If the Company does not achieve threshold level performance of the weighted average of the scorecard objectives, then no annual incentive awards will be made. Actual awards are determined once actual performance with respect to these objectives is known, and results are interpolated between the performance levels as appropriate. The Committee retains the authority to recommend adjustments (increases or decreases) to annual cash incentive awards at its discretion.

2015 Performance Objectives for Annual Cash Incentive Awards

        The Committee, with the assistance of management, developed the 2015 corporate scorecard using the Company's annual budget and information regarding other related business and operations initiatives. The scorecard consists of three categories of Corporate Objectives, weighted as follows:

  1.
  Financial and Operating Measures—85%

  •
  The Company's target operating objectives used in 2015 were the following:

  o
  diluted funds from operations per share, as adjusted for comparability (defined herein as "diluted FFO per share") of $1.97 (20%);

  o
  diluted adjusted funds from operations per share (defined herein as "diluted AFFO per share") of $1.42 (20%);

  o
  operating property leasing revenue of $50.3 million (15%);

  o
  development project leasing of 700,000 square feet (10%);

  o
  achievement of certain balance sheet metrics, including Debt to Adjusted Book and Adjusted Debt to in-place Adjusted EBITDA (10%);

  o
  acceleration of the renewal of post-2015 lease expirations to reduce non-renewal risk (5%); and

  o
  completion of development projects on time and within budget (5%).

    Diluted FFO per share and diluted AFFO per share are frequently used by equity REITs to evaluate performance. We use these measures because we believe they are useful metrics in evaluating the effectiveness of our operations and are core objectives in our annual budgets. Further, we believe that growth in these measures in the long run contributes to an increase in shareholder value and, as a result, that linking compensation to these measures helps to align the interests of our NEOs with those of our shareholders. Debt to Adjusted Book and Adjusted Debt to in-place Adjusted EBITDA are metrics frequently used by equity REITs to evaluate borrowing levels relative to asset value and operating performance. The other objectives are integral components of our business plan.

  2.
  Resolve Underperforming Assets—10%

  •
  This objective related to the strategic repositioning of certain assets in our portfolio that were deemed to be underperforming (i.e., leasing our wholesale data center; stabilizing properties with extended periods of vacancy; evaluating opportunities to redevelop older properties; and selling land deemed to be non-strategic to our core investment strategy). We believe that this objective incentivized strategic decisions that will significantly affect our operating results over the longer term.

  3.
  Create New Horizons / Shareholder Value—5%

  •
  This objective related to identifying new opportunities for growth, including repositioning our existing suburban office portfolio to urban/urban-like, lifestyle locations.

        Each executive other than the CEO also had individual objectives approved by the Committee. These objectives were tailored to the operations of the business unit for which the individual was responsible and included managing the mitigation of risks identified by the Company's ERM assessment. As appropriate, individual objectives are either quantitative or qualitative in nature. The

Committee evaluated the achievement of our Corporate Objectives for 2015 to assess the CEO's performance, and the CEO recommended his assessment of the other executives' achievement for approval by the Committee. The level of achievement of these objectives influenced the executives' annual cash incentive award payouts.

2015 Annual Cash Incentive Award Targets

        The Committee sets target payouts in consideration of peer levels and differentiation between the NEOs. This is the level to be paid when target performance by the Company is achieved. The expectation is that actual payouts will compare more favorably to peer levels when performance is exceptional. The table below sets forth the 2015 potential award payouts as a percentage of the executive's base salary:

	2015 Annual Cash Incentive Award Opportunity as a % of Salary
Name of Executive	Threshold Level Payout	Target Level Payout	Maximum Level Payout
Roger A. Waesche, Jr.	63%	125%	188%
Stephen E. Budorick	58%	115%	173%
Anthony Mifsud	50%	100%	150%
Stephen E. Riffee	N/A	(1)	N/A
Wayne H. Lingafelter	58%	115%	173%
Karen M. Singer	50%	100%	150%

(1)
Mr. Riffee's employment with the Company terminated on February 3, 2015; therefore, no goals were established for him.

        Final award levels are determined based on a review of the Corporate Objectives and each executive's achievement of their individual objectives. While Mr. Waesche's annual cash incentive award is generally based 100% on achievement of the Corporate Objectives, the actual award payout can be influenced by other factors identified at the Committee's discretion, including annual total return to our shareholders. The other NEOs' annual cash incentive awards are based 75% on achievement of the Corporate Objectives and 25% on achievement of their individual performance objectives, also subject to the Committee's discretion. A summary of individual performance objectives for our executives is presented below:

  •
  Mr. Waesche: his annual incentive was determined 100% based on the Corporate Objectives and the Board's evaluation of his performance including 2015's TSR.

  •
  Mr. Mifsud: transition into the CFO role; effectiveness in capital planning and plan execution; ensuring risk awareness and mitigation and effective internal controls; improvement of the effectiveness of communications with analysts and investors; and effectiveness in guiding and leading the accounting and IT functions. The weightings of these objectives ranged from 15% to 50%, with objectives relating to capital plan execution and risk mitigation weighted at the highest end of that range.

  •
  Mr. Budorick: operating measures (such as achieving certain measures for revenue generation, leased square footage and occupancy) and strategic objectives (including portfolio repositioning, specific asset problem resolution and operating efficiencies). The weightings of these objectives ranged from 10% to 25%, with objectives relating to operations weighted at the highest end of that range.

  •
  Mr. Lingafelter: value creation (through development and delivery of new and renovated buildings and interior construction management) and strategic objectives (including portfolio repositioning activities related to non-core land sales and redevelopment strategies). The weightings of these objectives ranged from 5% to 20%, with objectives relating to value creation weighted at the highest end of that range.

  •
  Ms. Singer: supporting and implementing corporate governance activities; supporting the resolution of underperforming assets; support for capital markets activities; leading certain corporate initiatives; and oversight and effective delivery of legal services. The weightings of these objectives ranged from 5% to 30%, with objectives relating to corporate governance weighted at the highest end of that range.

2015 Annual Cash Incentive Award Results

        Following is the scorecard reflecting final results for 2015:

Objective	Weighting	Threshold Level	Target Level	Maximum Level	Actual Results	Achievement %	Weighted Results
Financial and Operating Measures
Diluted FFO per share	20.0%	$1.93	$1.97	$2.01	$2.01	150%	30.0%
Diluted AFFO per share	20.0%	$1.37	$1.42	$1.47	$1.50	150%	30.0%
Operating Prop. Leasing Revenue(1)	15.0%	$46.3	$50.3	$54.3	$47.8	69%	10.3%
Development Leasing(2)	10.0%	500	700	900	735	109%	10.9%
Balance Sheet Metrics	10.0%	N/A	N/A	N/A	(3)	75%	7.5%
Early Renewal of Post-2015 Lease Expirations(2)	5.0%	100	125	150	630	150%	7.5%
Development Completion within Budget(1)	5.0%	$182.3	$177.0	$171.7	$172.6	141%	7.1%
Resolve Underperforming Assets
Wholesale Data Center Revenue(1)	5.0%	$2.1	$3.3	$4.5	$8.2	150%	7.5%
Sell, stabilize or redevelop target assets	5.0%	N/A	N/A	N/A	(4)	58%	2.9%
Create New Horizons/Shareholder Value	5.0%	N/A	N/A	N/A	(5)	83%	4.1%

	100.0%						117.8%

(1)
Presented in millions of dollars.

(2)
Presented in thousands of square feet.

(3)
At 42.9%, our Debt to Adjusted Book fell short of the target of 41%; however, we achieved the target Adjusted Debt to in-place Adjusted EBITDA ratio of 6.5x.

(4)
We did not achieve the desired progress in leasing and/or redeveloping our underperforming assets.

(5)
Although we acquired two fully leased, urban assets and disposed of 940,000 square feet of older, suburban properties to reduce our suburban office exposure, we did not fully meet the target objective.

        Overall, the Company had very strong operating performance in 2015. We exceeded the financial, development leasing and construction targets, and stabilized a significant underperforming asset. Based on these results, a payout at 117.8% of target was warranted; however, the Committee decided that due to the disappointing return to shareholders for the year, our CEO's annual cash incentive award would be reduced to $550,000, or 73%, of his target. Further, the Corporate Objective achievement factor for the annual cash incentive awards for all other NEOs was reduced to 100% of target.

        All executives with individual objectives obtained either 95% or 100% achievement. The chart below shows the actual cash incentive awards for 2015:

			Objectives Weighting %		Objectives Achievement %
	Base Salary	AIA % of Salary at Target					Actual AIA Award	Actual Payout as a % of Salary
Name of Executive			Corporate	Individual	Corporate	Individual
Roger A. Waesche, Jr.	$600,000	125%	100%	0%	73%	N/A	$550,000	91.7%
Stephen E. Budorick	$440,000	115%	75%	25%	100%	100%	$506,000	115.0%
Anthony Mifsud	$350,000	100%	75%	25%	100%	100%	$350,000	100.0%
Stephen E. Riffee	$439,000	(1)	N/A	N/A	N/A	N/A	$42,071	(1)
Wayne H. Lingafelter	$433,340	115%	75%	25%	100%	95%	$492,112	113.6%
Karen M. Singer	$336,000	100%	75%	25%	100%	100%	$336,000	100.0%

(1)
Mr. Riffee's employment with the Company terminated on February 3, 2015. Per his separation agreement, he was paid an annual incentive award at 100% of target prorated for his time worked in 2015.

        The chart below reflects our alignment of pay and performance, demonstrating that our current CEO's payout as a percentage of target for actual annual cash incentive awards for the period 2013 to 2015 tracked commensurate with the indexed TSR in each of those years:

CEO (Mr. Waesche)

Long-Term Equity Incentive Awards

        Our long-term equity incentive awards are designed to align the interests of the executives with those of our shareholders by rewarding them for sustained performance. Since these awards vest over time, they also encourage the executives to remain with the Company. The Company's practice is generally to issue such awards to the executives on the date of the first quarterly Board meeting of each year.

        Long-term equity incentives are awarded in two components: PSUs and RSs. The PSU component is earned entirely as a function of the Company's TSR performance over a forward-looking three-year period in comparison to peers. The Committee believes that awarding a majority of the executive long-term equity incentive awards through the use of PSU grants provides for the following:

  •
  Executive and shareholder risks and rewards are more closely aligned by a long-term, forward-looking plan focused solely on relative TSR;

  •
  Retention of key executives is enhanced due to the payout opportunities available in the event of superior relative performance;

  •
  Grants and potential awards under the plan are clearly determined and communicated to the NEOs at the beginning of the performance period; and

  •
  Dividends are accrued but not paid out on the PSUs until, and to the extent, they are earned at the end of the defined performance period, thus putting additional compensation at risk based on performance.

The remainder of the executives' long-term incentive award is made in the form of RSs to provide an element of retention to our plan.

        In 2015, the Board awarded long-term equity incentive grants to the NEOs, except for Ms. Singer, that consisted of 60% PSUs and 40% RSs. The Board believes these awards underscore our objectives of aligning management and shareholder interests while emphasizing our goal of retention. The 2015 award program continues to deliver the majority of annual long-term incentive awards in the form of performance-based equity, while signaling our long-term confidence in the management team.

        Ms. Singer was awarded long-term equity incentive grants that consisted of 20% PSUs and 80% RSs in order to align Ms. Singer's total compensation with that of executives in our peer group serving in comparable positions.

PSU Awards Made in 2015

        On March 5, 2015, the Board granted PSUs as set forth below, at 60% of the respective individuals' long-term equity incentive award (20% for Ms. Singer based on her role).

Name of Executive	Base Salary Used for Equity Award	Total Target Equity Award as a % of Base Salary	Value of PSUs Awarded	Number of PSUs Awarded
Roger A. Waesche, Jr.	$600,000	200%	$719,981	19,586
Stephen E. Budorick(1)	$440,000	140%	$369,585	10,054
Anthony Mifsud	$350,000	100%	$210,010	5,713
Wayne H. Lingafelter	$433,340	125%	$324,995	8,841
Karen M. Singer	$336,000	80%	$53,743	1,462

(1)
Based on a review of peer compensation data related to long-term equity incentives and taking into account the relative contributions of each executive, the Board approved increasing Mr. Budorick's target long-term equity award percentage from 125% of base salary to 140% for awards to be made in 2015.

        These target award percentages were developed using a broad perspective and multiple data points, including: (1) peer long-term equity award data; (2) the Company's desire to differentiate between NEOs; and (3) the total target compensation to be delivered to NEOs. The number of PSUs granted was derived by dividing the value of the award by the value of each PSU. The value of each PSU was determined using a Monte Carlo simulation of our share price on March 5, 2015 for the performance period January 1, 2015 through December 31, 2017. These grants have a performance period beginning on January 1, 2015 and concluding the earlier of: (1) December 31, 2017; (2) the date of termination by the Company without cause, the death or disability of the executive, or the constructive discharge of the executive (collectively, "qualified termination") or (3) a change in control of the Company.

        The actual number of shares that will be distributed at the end of the performance period ("earned PSUs") will be determined based on the percentile rank of the Company's TSR relative to those of the companies in the 2015 peer group, as set forth in the following schedule, with interpolation between points:

Percentile Rank	Earned PSUs Payout %
75th or greater	200% of PSUs granted
50th	100% of PSUs granted
25th	50% of PSUs granted
Below 25th	0% of PSUs granted

        At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the average of the closing price of our common shares for the 15 days trailing up to the issuance date. PSUs do not carry voting rights. With regard to prior year PSU awards:

  •
  the performance period for the March 2012 PSU grant terminated on December 31, 2014. The Company ended the three-year performance period at the 33rd percentile relative to our peers' TSR, resulting in a payout of 67% of the target award to our executives in 2015 for that plan.

  •
  the performance period for the March 2013 PSU grant terminated on December 31, 2015. Since the Company ended this three-year performance period below the 25th percentile relative to our peers' TSR, there will be no payouts for that plan. We believe these results further demonstrate our commitment to align executive pay with Company performance and shareholder value creation.

        If a performance period ends due to a change in control or qualified termination, the PSU program is terminated and any payout to the executives is prorated based on the portion of the three-year performance period that has elapsed. We believe that this feature of the PSU program is appropriate as it essentially compensates our executives only for the time worked and the results achieved to date. If employment is terminated by the employee or the Company for cause, all PSUs are forfeited.

        On March 5, 2015, Mr. Riffee was issued fully-vested common shares in settlement of his awards under the 2013 and 2014 PSU Plans. Under the terms of those agreements, due to his qualified termination on February 3, 2015, the performance period for each Plan terminated and he received a prorated payout for the time from the grant date of the award to his termination date.

RS Awards Made in 2015

        In 2015, the Board approved grants of RSs to our executives valued at 40% of the executives' target equity award percentages (80% for Ms. Singer based on her role) as set forth below:

Name of Executive	Base Salary Used for Equity Award	Total Target Equity Award as a % of Base Salary	Value of RSs Awarded	Number of RSs Awarded
Roger A. Waesche, Jr.	$600,000	200%	$479,987	16,393
Stephen E. Budorick	$440,000	140%	$246,391	8,415
Anthony Mifsud	$350,000	100%	$139,988	4,781
Wayne H. Lingafelter	$433,340	125%	$216,672	7,400
Karen M. Singer	$336,000	80%	$215,032	7,344

        RSs vest in equal one-third increments annually over a three-year period provided that the individuals remain employed by the Company. Per the terms of our Amended and Restated 2008 Omnibus Equity and Incentive Plan, the minimum vesting period for performance-based awards is not less than one year from the date of grant and, for all other awards including RSs, stock options and Share Appreciation Rights ("SARs"), is not less than three years. The minimum vesting period does not apply to awards made to non-employee Trustees. The Company has not issued stock options since 2009 and has never issued SARs.

        In recognition of his promotion to CFO effective February 4, 2015, Mr. Mifsud was granted a special award of 20,000 RSs. These shares will vest annually over a three-year period beginning on April 1, 2018 through April 1, 2020 at 60%, 20% and 20%, respectively. We believe this award provides an element of retention in addition to recognition of Mr. Mifsud's new role.

Pay for Performance and Compensation Program Highlights for 2016:

        Based on the Company's commitment to align pay and performance, the following actions will occur or have already occurred for 2016:

  •
  The 2016 annual cash incentive award plan will use the balanced scorecard measurement process with a greater emphasis on the continued repositioning of our portfolio through strategic asset dispositions, as well as, a focus on the achievement of financial and operational goals.

  •
  Based on a review of peer compensation data related to long-term equity incentive awards and taking into account the increased responsibilities for Mr. Budorick as he transitions into the CEO role, the Board approved increasing his target long-term equity award percentage from 140% of base salary to 225% for awards made in 2016.

  •
  The majority of our long-term equity awards for our NEOs (except for Ms. Singer) will continue to be provided in the form of PSUs, and the balance will be in the form of RSs. On March 1, 2016, Mr. Budorick and Mr. Mifsud were awarded long-term equity incentive grants that consisted of 60% PSUs and 40% RSs to better align with industry practice and to strengthen the retention aspect of our program while continuing to deliver the majority of annual long-term incentive awards in the form of performance-based equity. On that same date, Ms. Singer was awarded long-term equity incentive grants that consisted of 20% PSUs and 80% RSs, to more appropriately reflect the nature of her responsibilities as General Counsel.

  •
  Due to the impending departures of Mr. Lingafelter and Mr. Waesche on March 31, 2016 and May 12, 2016, respectively, they were not awarded any long-term equity incentives on March 1, 2016.

  •
  Following the completion of our annual peer group review, it was determined that Alexandria Real Estate Equities, Inc. and BioMed Realty Trust, Inc. were no longer appropriate peers for the Company based on our defined criteria. The remaining 14 companies were deemed by the Committee to be an appropriately sized peer group for purposes of assessing the compensation of our NEOs. In February 2016, the Committee approved this peer group to be used for 2016. Management and the Committee believe that this peer group appropriately reflects our office, diversified and specialty REIT emphasis and provides more comparability to companies with which we compete for talent, capital and market share.

Retirement Benefits

        Our retirement benefits are designed to assist our executives in accumulating sufficient wealth to provide income during their retirement years. The retirement benefits are designed to attract and retain executives and to encourage such executives to save money for their retirement, while allowing us to maintain a competitive cost structure. Information pertaining to our retirement benefits is set forth below.

401(k) Plan

        Our executives participate in a 401(k) defined contribution plan covering substantially all of our employees. The plan provides for Company matching contributions in an amount equal to an aggregate of 3.5% on the first 6% of participant pre-tax and/or after tax contributions to the plan.

Nonqualified Deferred Compensation Plan

        We offer our senior management team (director level and above), as well as our Trustees, a nonqualified deferred compensation plan. This plan allows for the deferral of up to 100% of a participant's cash compensation on a pre-tax basis and enables such participants to receive a tax-deferred return on such deferrals. Participants may diversify their investments among a wide array of investment alternatives, including mutual funds and brokerage accounts. The plan does not guarantee a return or provide for above-market preferential earnings. The plan is not qualified under the Employee Retirement and Income Security Act of 1974. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. Participants in this plan defer their contributions for three years from the beginning of the calendar year following the year in which the deferral election is made. Participants may choose to receive account balances in a lump sum or in five, ten or fifteen annual installments. Upon termination of employment, a participant's account balance will be distributed within 60 days of separation unless the participant is a "specified employee," as defined in the plan, in which case such distribution shall not be made for six months. Payments are due to parties designated by the participant in lump sum upon the death of a participant. Participant account balances are fully vested and participation in the deferred compensation plan is voluntary. Information about the NEOs' participation in our deferred compensation plans is set forth below in the tables entitled "All Other Compensation" and "Nonqualified Deferred Compensation Table."

Severance and Change in Control Benefits

        In accordance with what we believe to be best practice, the Company has shifted away from executive employment agreements for our tenured NEOs. In connection with implementing this shift in approach, and in order to encourage our executives to act in the best interests of our shareholders while also providing our executives with financial security in the event of a change in control, the Company utilizes the CIC Plan. The CIC Plan provides for a severance package in the event of the termination of the executive's employment (1) within 12 months of a change in control of the Company, as defined in the CIC Plan or (2) by us without cause or by the employee based upon constructive discharge. The CIC Plan participants must agree to certain non-competition, non-solicitation and confidentiality covenants, and must deliver a release of claims in order to receive payments and benefits under the CIC Plan. While we may continue to offer short-term employment agreements to new executives to attract superior talent, we believe that the CIC Plan affords our executives with financial security in the event of a change in control, while ensuring that the Company is able to retain the appropriate knowledge and expertise needed during this situation. We also believe that having this CIC Plan in place helps to encourage the continued dedication of the executives evaluating potential transactions involving the Company which might result in a change in control. On June 2, 2015, the Company entered into an agreement with Ms. Singer whereby she became a participant in the CIC Plan effective June 1, 2015.

        On August 28, 2014, the Company entered into an agreement with Mr. Lingafelter not to renew or extend his existing employment agreement upon its January 2, 2015 expiration. He became a participant in the CIC Plan effective January 3, 2015; therefore, there were no employment agreements in place at December 31, 2015.

        In October 2014, we announced that Mr. Riffee would depart the Company on March 31, 2015, concurrent with the expiration of his existing employment agreement. In connection with such a departure, Mr. Riffee would have been entitled to receive certain payments and benefits pursuant to the terms of his employment agreement. Following this announcement, the Company and Mr. Riffee entered into a separation agreement pursuant to which Mr. Riffee was permitted to depart from the Company on February 3, 2015, prior to the expiration of his existing employment agreement. The separation agreement, generally, agreed to treat Mr. Riffee's departure as if the relationship was ended by the Company following the expiration of his employment contract term, except that the cash severance benefits owed to Mr. Riffee per his employment agreement would be reduced by $100,000. Accordingly, Mr. Riffee received a cash severance payment of $843,850, vesting of his unvested RSs and vesting of a pro rata portion of his PSUs based on performance through the date of his departure.

        Due to the authority vested with the executives and the knowledge of Company proprietary information held by such individuals, the Company must protect its real estate interests in each of its major markets. For this reason, executive employment agreements included and the CIC Plan includes non-compete provisions for a 12-month period following termination of employment. The CIC Plan requires delivery of a release of claims against the Company and related parties in order to be eligible to receive severance payments under such agreement.

Other Benefits and Perquisites

        As employees, our executives are eligible to participate in employee benefit programs generally available to our other employees, including medical, dental, life and disability insurance. Mr. Mifsud (until he became CFO on February 4, 2015) and Ms. Singer (for the full year) received an auto allowance, similar to other management level employees, and all executives are eligible for participation in an Executive Wellness Program. As with all other employees of the Company, our executives also receive a monetary award for achieving service anniversary milestones. The value of these benefits that is received is essentially equivalent to that offered to the broader management and/or employee group.

        Mr. Lingafelter's employment agreement provided for an annual allowance for automobile, personal financial planning and income tax preparation of $18,200. Mr. Lingafelter was entitled to these benefits through the expiration of his employment agreement on January 2, 2015, after which he became a participant in the CIC Plan, which does not include these and other benefit provisions in furtherance of our commitment to best practices in executive compensation.

        The value of these benefits is included in the tables entitled "Summary Compensation Table" and "All Other Compensation." At the time Mr. Lingafelter's employment agreement was negotiated, the Committee believed that these benefits aligned with industry practice and our desire to attract and retain superior management talent for the benefit of the Company. As demonstrated by the provisions of our CIC Plan, we no longer enter into agreements that contain these perquisites.

        The Company also offers supplemental long-term disability insurance coverage to our CEO and CFO. Only Mr. Riffee elected to receive such coverage in 2015 which terminated upon his separation from the Company on February 3, 2015.

Tax Compliance Policy

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility on certain corporations' income tax return to compensation of $1 million to the chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year (other than the Company's chief financial officer). Certain performance-based compensation plans are excluded from this limitation provided that the shareholders approve the plan and certain other requirements are met. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company's NEOs with appropriate rewards for their performance. We did not pay any compensation in 2015 that was not deductible under Section 162(m) of the Internal Revenue Code, and we do not believe that any future nondeductible compensation that is paid will have a material impact on the Company.

        Section 409A of the Code relates to the tax treatment of earnings when a payment the Company is obligated to make to an NEO is deferred to a future tax year. The Company, with the assistance of external counsel, continuously reviews all its various executive compensation and benefits plans, as well as employment and other agreements, to ensure compliance with Section 409A.

        Sections 280G and 4999 of the Code relate to a 20% excise tax that may be levied on a payment made to an NEO as a result of a change in control if the payment exceeds three times the individual's base earnings (as defined by the Code section). None of our NEOs is entitled to any tax equalization payment under the Company's CIC Plan. Further, the Company has not entered into any new, or materially amended, employment agreements that provide for such tax equalization payments, consistent with our commitment to executive compensation best practices.

Executive Ownership and Capital Accumulation

        We believe that the ownership of shares in the Company by NEOs assists in aligning their interests with those of our shareholders. Therefore, we have the following share ownership guidelines for our Trustees and NEOs:

Role	Value of Common Shares to be Owned
Trustees	3 times annual retainer
Chief Executive Officer	6 times base salary
President	3 times base salary
Chief Financial Officer	3 times base salary
Chief Operating Officer	3 times base salary
Executive Vice President—Development & Construction Services	2 times base salary
General Counsel	2 times base salary

        The ownership guidelines generally include common shares beneficially owned by the respective individuals, including unvested RSs, certain share equivalents under Company sponsored plans and units in the Company's Operating Partnership owned by such individuals, although the guidelines exclude outstanding stock options, PSUs, and any shares or securities which are pledged as collateral for a loan.

        For Trustees and executives in office as of March 1, 2009, the effective date of these ownership guidelines was March 1, 2009. For those individuals, the share ownership goal was determined using their retainers or base salaries in effect as of that date and a common share price of $26.18 per share. The share ownership goal under the ownership guidelines for persons assuming a Trustee or executive level position after March 1, 2009 is determined using their retainers or base salaries as of the date they become subject to the ownership guidelines and using the average closing price of our common shares on the NYSE for the 60 trading days prior to such date. Once established, a person's share ownership goal will not change because of changes in his retainer or base salary or fluctuations in our common share price. An individual's share ownership goal will only be re-established upon a change to a different executive position. Generally, individuals will have a five-year period to attain their share ownership goals. If an individual's share ownership goal increases because of a change in position, a five-year period to achieve the incremental amount of shares will begin on the effective date of the change in position.

Trading Controls

        Executives and Trustees are required to receive the permission of Ms. Karen M. Singer, Senior Vice President, General Counsel and Secretary, prior to entering into transactions in Company shares or share equivalents. Executives and Trustees are subject to black-out periods on the trading of Company shares for a period of time before the completion of each quarter-end and a period of time following the release of earnings for each quarter-end.

        Executives and Trustees bear full responsibility if they violate the Company Policy Statement on Securities Trading by permitting shares to be bought or sold without pre-approval by Ms. Singer or when trading is restricted. The Policy Statement on Securities Trading also specifically prohibits NEOs and Trustees from participating in any hedging activities in Company shares. The Company also has an anti-pledging policy. Subject to the terms of the policy, executives may not (i) hold securities of the Company in a margin account or pledge securities of the Company as collateral for a loan, or (ii) enter into hedging or monetization transactions or similar arrangements with respect to securities of the Company.

Compensation and Risk

        We reviewed the elements of executive and non-executive compensation to determine whether they encourage excessive or unintended risk-taking and concluded that:

  •
  significant weighting toward long-term equity compensation discourages short-term risk taking;

  •
  vesting schedules for restricted shares and PSUs cause management to have a significant amount of unvested awards at any given time;

  •
  performance goals are set based on a business plan approved by the Board and their achievement does not automatically entitle management to annual cash incentive awards or equity awards, which are at the discretion of the Board;

  •
  the Board exercises approval rights over significant investment decisions that could expose the Company to long-term risks;

  •
  share ownership guidelines require management to hold a certain amount of our stock such that the NEOs' interests are aligned with shareholders; and

  •
  our clawback policy allows the Company to recoup incentive awards paid to executives and certain other key employees in the event such recoupment is warranted.

Accordingly, our executives and Board concluded that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

        The following table summarizes the compensation earned by our NEOs for 2015, 2014 and 2013.

Name and Principal Position	Year	Salary	Bonus(1)	Share-Based Compensation Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Roger A. Waesche, Jr.	2015	$597,500	$—	$1,199,968	$550,000	$9,275	$2,356,743
President and	2014	548,846	—	1,100,001	687,500	14,187	2,350,534
Chief Executive Officer	2013	523,308	—	1,050,019	754,688	18,068	2,346,083

Stephen E. Budorick	2015	438,700	—	615,976	506,000	9,275	1,569,951
Executive Vice President and	2014	413,354	—	517,500	476,100	9,254	1,416,208
Chief Operating Officer	2013	398,942	—	399,979	529,000	8,925	1,336,846

Anthony Mifsud	2015	335,408	—	954,198	350,000	10,727	1,650,333
Executive Vice President and
Chief Financial Officer(5)

Stephen E. Riffee	2015	118,192	42,071	—	—	846,828	1,007,091
Executive Vice President and	2014	438,585	—	658,510	504,850	11,305	1,613,250
Chief Financial Officer(5)	2013	430,000	—	644,989	568,675	8,925	1,652,589

Wayne H. Lingafelter	2015	432,023	—	541,667	492,112	11,950	1,477,752
Executive Vice President of	2014	406,446	—	508,736	468,050	22,300	1,405,532
Development & Construction	2013	395,000	—	395,007	522,388	26,182	1,338,577

Karen M. Singer	2015	335,500	—	268,775	336,000	19,475	959,750
Senior Vice President, General	2014	325,492	—	260,777	326,000	19,364	931,633
Counsel and Secretary	2013	314,577	—	122,012	362,250	19,185	818,024

(1)
The amount included in this column for Mr. Riffee represents an annual incentive award at 100% of target prorated for his time worked in 2015 that he was paid under his separation agreement.

(2)
Represents the grant date fair value of PSUs and RSs awarded during the calendar year. The settlement value of the PSU award, if any, will be realized by the executive at the end of the defined performance period based on relative total shareholder return over such period of performance. See Notes 2 and 15 to the Company's consolidated financial statements included in the Company's Annual Report for the year ended December 31, 2015 for additional information regarding PSUs and RSs.

(3)
Represents annual cash incentive awards paid in 2016, 2015 and 2014 determined by actual performance against the pre-established Company and individual performance objectives as compensation for services performed during 2015, 2014 and 2013, respectively.

(4)
Refer to the table below entitled "All Other Compensation" for details on these amounts, which include perquisites, auto allowances and personal financial and tax preparation fees paid by the Company on behalf of the officers, Company match on employee contributions to the Company's 401(k) and nonqualified deferred compensation plans, reimbursement for moving costs, employment separation payments and milestone service awards received for attaining a certain length of employment with the Company under a program available to the Company's other employees.

(5)
On February 3, 2015, Mr. Riffee separated from the Company. Effective February 4, 2015, Anthony Mifsud assumed the role of CFO.

 All Other Compensation

Name	Year	Financial Advice and Tax Preparation Benefits	Auto Allowance and Lease Costs	Johns Hopkins Wellness Program Participation	Matching of Contributions to 401(k) and Deferred Compensation Plans	Employment Separation Payment	Other	Total
Roger A. Waesche, Jr.	2015	$—	$—	$—	$9,275	$—	$—	$9,275
	2014	—	—	—	9,100	—	5,087	14,187
	2013	—	9,143	—	8,925	—	—	18,068

Stephen E. Budorick	2015	—	—	—	9,275	—	—	9,275
	2014	—	—	—	9,100	—	154	9,254
	2013	—	—	—	8,925	—	—	8,925

Anthony Mifsud	2015	—	1,452	—	9,275	—	—	10,727

Stephen E. Riffee	2015	—	—	—	2,978	843,850	—	846,828
	2014	—	—	2,205	9,100	—	—	11,305
	2013	—	—	—	8,925	—	—	8,925

Wayne H. Lingafelter	2015	—	660	2,015	9,275	—	—	11,950
	2014	—	13,200	—	9,100	—	—	22,300
	2013	3,801	13,200	—	8,925	—	256	26,182

Karen M. Singer	2015	—	10,200	—	9,275	—	—	19,475
	2014	—	10,200	—	9,100	—	64	19,364
	2013	—	10,200	—	8,925	—	60	19,185

2015 Grants of Plan-Based Awards

        The following table sets forth information about equity and non-equity awards granted to the NEOs for 2015.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)						All Other Stock Awards: Number of Shares of Stock (#)(4)
						Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)
										Grant Date Fair Value of Stock Awards ($)(3)(4)(5)
	Grant Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
Name						Threshold	Target	Maximum
Roger A. Waesche, Jr.	Annual	3/5/2015	378,000	750,000	1,128,000
	PSU	3/5/2015				9,793	19,586	39,172		719,981
	Restricted	3/5/2015							16,393	479,987

Stephen E. Budorick	Annual	3/5/2015	255,200	506,000	761,200
	PSU	3/5/2015				5,027	10,054	20,108		369,585
	Restricted	3/5/2015							8,415	246,391

Anthony Mifsud	Restricted	2/4/2015							20,000	604,200
	Annual	3/5/2015	175,000	350,000	525,000
	PSU	3/5/2015				2,857	5,713	11,426		210,010
	Restricted	3/5/2015							4,781	139,988

Wayne H. Lingafelter	Annual	3/5/2015	251,337	498,341	749,678
	PSU	3/5/2015				4,421	8,841	17,682		324,995
	Restricted	3/5/2015							7,400	216,672

Karen M. Singer	Annual	3/5/2015	168,000	336,000	504,000
	PSU	3/5/2015				731	1,462	2,924		53,743
	Restricted	3/5/2015							7,344	215,032

(1)
March 5, 2015 is the date on which the Board established the range of potential cash annual incentive awards for 2015 performance by NEOs employed as of that date. March 5, 2015 is also the effective date on which the Board made grants of PSUs and RSs under the long-term equity incentive program for certain NEOs employed as of that date. Not included above is an annual incentive award of $42,071 paid to Mr. Riffee under his separation agreement for his time worked in 2015.

(2)
As described in the section entitled "Compensation Discussion and Analysis," the Board approved annual cash incentive awards for the NEOs, as a percentage of base salary, for three levels of performance. These columns show the estimated future payouts of annual incentive awards for the three levels of performance approved by the Board for 2015, as converted from the percentages of 2015 base salary.

(3)
The Target column reflects the PSU awards made under the long-term incentive plan granted by the Board effective March 5, 2015. The Threshold and Maximum columns reflect the estimated payout at those levels as indicated by the terms of the PSU award agreement described in the section of this proxy statement entitled "Compensation Discussion and Analysis." The actual awards distributed in 2018 will be a function entirely of the Company's TSR performance over the defined performance period in comparison to peers. At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the average closing price of our common shares for the 15 days trailing up to the issuance date, as defined under the terms of the agreement.

(4)
This column reflects the RSs granted under the long-term incentive plan. These shares vest as the individual remains with the Company in equal one-third increments annually over a three-year period, except for the shares granted to Mr. Mifsud on February 4, 2015 that vest in the following increments: 60% on April 1, 2018 and 20% on each of April 1, 2019 and April 1, 2020.

(5)
The grant date fair value of PSUs was $36.76 per PSU as calculated using a Monte Carlo model, which included assumptions of, among other things, the following: baseline common share value of $29.28; expected volatility for our common shares of 19.9%; and risk-free interest rate of 0.99%. The grant date fair value of RSs was calculated using the closing common share price on the NYSE of $30.21 on February 4, 2015 (solely for Mr. Mifsud's grant on such date) and $29.28 on March 5, 2015.

 Outstanding Equity Awards at December 31, 2015

        The table below provides information about unvested RSs and unsettled PSUs as of December 31, 2015 for the NEOs. None of our NEOs held any options to purchase common shares as of that date.

		Stock Awards
Name	Grant Date	Number of Shares That Have Not Vested(1)	Market Value of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units(4)
Roger A. Waesche, Jr.	3/1/2013	3,385	$73,895	—	$—
	3/6/2014	11,061	241,462	10,353	225,995
	3/5/2015	16,393	357,859	10,286	224,543

Stephen E. Budorick	9/29/2011	5,000	109,150	—	—
	3/1/2013	1,290	28,161	—	—
	3/6/2014	5,204	113,603	4,871	106,323
	3/5/2015	8,415	183,699	5,280	115,262

Anthony Mifsud	3/1/2013	1,193	26,043	—	—
	3/1/2014	3,904	85,224	—	—
	2/4/2015	20,000	436,600	—	—
	3/5/2015	4,781	104,369	3,001	65,501

Wayne H. Lingafelter	3/1/2013	1,274	27,811	—	—
	3/6/2014	5,116	111,682	4,788	104,511
	3/5/2015	7,400	161,542	4,644	101,368

Karen M. Singer	3/1/2013	1,574	34,360	—	—
	3/6/2014	5,245	114,498	818	17,857
	3/5/2015	7,344	160,320	768	16,765

(1)
This column represents the number of RSs awarded. The forfeiture restrictions on these awards that were unvested at December 31, 2015 lapsed or will lapse on the following dates:

Grant Date	Vesting Schedule
9/29/2011	100% of the award vests on 12/1/2016.
3/1/2013	100% of the award vested on 3/1/2016.
3/1/2014	50% of the award vested on 3/1/2016 and 50% vests on 3/1/2017 except for Mr. Lingafelter and Mr. Waesche, whose remaining 50% will vest upon separation from the Company on 3/31/2016 and 5/12/2016, respectively.
3/6/2014	50% of the award vested on 3/6/2016 and 50% vests on 3/6/2017.
2/4/2015	60% vests on 4/1/2018 and 20% vests on each of the following days: 4/1/2019 and 4/1/2020.
3/5/2015	One-third vested on 3/5/2016, and one-third vests on each of the following days: 3/5/2017 and 3/5/2018 except for Mr. Lingafelter and Mr. Waesche, whose remaining two-thirds will vest upon separation from the Company on 3/31/2016 and 5/12/2016, respectively.

(2)
This column represents the value of the RSs awarded. The value is calculated by multiplying the number of shares subject to vesting or issuable by $21.83, the closing price of our common shares on the NYSE on December 31, 2015.

(3)
The amount reported in this column represents the number of common shares that would be issuable in settlement of the PSUs at the threshold level of performance (except for the PSUs with a March 1, 2013 grant date, which was based on an actual payout of 0% of the award target, as such amount was determinable as of December 31, 2015), including the effect of aggregate dividends declared through December 31, 2015. The PSUs have a performance period beginning on January 1, 2013, January 1, 2014 and January 1, 2015, respectively, and concluding on the earlier of: (1) December 31, 2015, December 31, 2016 and December 31, 2017, respectively; (2) the date of termination by the Company without cause, the death or disability of the executive or the constructive discharge of the executive (collectively, "qualified termination"); or (3) the date of a sale event. At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the average of the closing price of our common shares for the 15 days trailing up to the issuance date, as defined under the terms of the agreement.

(4)
This column represents the market value of the PSU awards. The value is calculated by multiplying the number of common shares that would be issuable in settlement of the PSUs at the threshold level of performance (except for the PSUs with a March 1, 2013 grant date, which was based on an actual payout of 0% of the award target, as such amount was determinable as of December 31, 2015), as reported in the previous column, by $21.83, the closing price of our common shares on the NYSE on December 31, 2015.

Stock Vested in 2015

        The table below provides information about the value realized on RSs vesting during 2015 for the NEOs.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Roger A. Waesche, Jr.	12,195	$334,549
Stephen E. Budorick	10,172	263,195
Anthony Mifsud	6,793	190,389
Stephen E. Riffee	16,218	481,188
Wayne H. Lingafelter	5,181	152,015
Karen M. Singer	6,776	198,900

(1)
Value realized on vesting of RSs is calculated by multiplying the closing price of our common shares as reported by the NYSE on the day before the vesting date by the number of shares vesting.

Nonqualified Deferred Compensation

        The following table shows the contributions, earnings and account balances for the NEOs in the Company's nonqualified deferred compensation plan:

Named Executive	Executive Contributions in 2015	Aggregate Earnings in 2015(1)	Aggregate Distributions in 2015	Aggregate Balance at 12/31/15(2)
Roger A. Waesche, Jr.	$—	$(11,452)	$—	$1,307,721
Stephen E. Riffee	—	5,362	(116,142)	47,787
Karen M. Singer	—	1,505	—	695,844

(1)
The amounts in this column reflect aggregate earnings on participant-directed investments. The nonqualified deferred compensation plan does not pay above-market interest rates.

(2)
The table below sets forth the portions of the amounts included in this column that were reported in the Summary Compensation Table appearing in the Company's proxy statements in this year or in prior years:

	Amounts Reported as Compensation
Named Executive	Current Year	Prior Years	Total
Roger A. Waesche, Jr.	$—	$538,901	$538,901
Karen M. Singer	—	450,105	450,105

Potential Payments on Termination, Change in Control, Death or Disability

        The CIC Plan provides for the following severance package in the event of termination of the covered executive's employment (1) within 12 months of a change in control of the Company or (2) by us without cause or by the executive based upon constructive discharge:

  •
  severance payment equal to the sum of (A) current annualized base salary plus (B) the average of the three most recent annual incentive awards, multiplied by 2.99 (or in the case of our General Counsel, 2.0) if due to change in control or 1.0 (or in the case of our CEO, 2.0) if due to termination without cause or constructive discharge;

  •
  a pro-rated annual incentive cash bonus for the year of termination;

  •
  continued medical, dental and vision benefits for 12 months following termination unless such benefits are available through other employment after termination;

  •
  full vesting of previously unvested options, restricted shares and other equity awards subject to time-based vesting with the right to exercise options for up to 18 months following termination; and

  •
  vesting of performance-based equity awards in accordance with the terms of the applicable award agreements. We believe that the termination of the PSU program upon a change in control resulting in a pro-rata payout based on the portion of the performance period completed essentially compensates our executives only for the time worked and the results achieved to the date of the change in control.

        The severance payments will be paid in substantially equal monthly installments over 12 months, or if as a result of a change in control, severance will be paid in a lump sum. Such payments will be made in accordance with the provisions of Section 409A of the Internal Revenue Code, and do not provide for any gross-up on excise taxes.

        Mr. Riffee's employment agreement provided for a severance payment equal to 1.0 times (A) current annualized base salary plus (B) his target bonus in the event of termination of employment by us without cause concurrently with or after the expiration of his agreement. See related disclosure in the "All Other Compensation" section of the "Summary Compensation Table".

        Under the CIC Plan and Mr. Riffee's employment agreement, a termination by us without cause is termination of employment for any reason other than (1) expiration of the term of the employment agreement or any renewal term; (2) termination upon disability; or (3) a "for-cause" termination. A "for-cause" termination is the termination of employment by us on the basis or as a result of (i) an executive's conviction or disposition other than "not guilty" of a felony, a crime of moral turpitude or any crime in connection with any financial, business or commercial enterprise or transaction; (ii) a final judgment or other finding by a federal or state court or federal or self-regulatory agency that an executive has committed an intentional or reckless violation of security laws; (iii) any actions engaged in by an executive constituting a violation of law, dishonesty, bad faith or willful disregard of duties in connection with his services with respect to the Employer; (iv) any act of willful misconduct committed by an executive directly or indirectly related to the executive's employment or services with respect to the Company, including but not limited to, misappropriation of funds, dishonesty, fraud, unlawful securities transactions or a material violation of the Company's Code of Business Conduct and Ethics or the Code of Ethics for Financial Officers; or (v) the willful or negligent failure of an executive to perform his duties hereunder, which failure continues for a period of thirty (30) days after written notice thereof is given to the executive.

        Under the CIC Plan and Mr. Riffee's employment agreement, constructive termination is termination initiated by the individual upon being "constructively discharged" by us, which means the occurrence of any of the following events (not in connection with a "for-cause" termination): (1) an executive is not re-elected to, or is removed from his position with the Company, other than as a result of the executive's election or appointment to positions of equal or superior scope and responsibility; or (2) a material diminution in an executive's responsibilities, authority or duties; or (3) the Company changes the primary employment location of the executive to a place that is more than fifty (50) miles from 6711 Columbia Gateway Drive, Columbia, Maryland; or (4) the Company otherwise commits a material breach of its obligations under these agreements.

        Under the CIC Plan and Mr. Riffee's employment agreement, a change in control means the occurrence of any of the following during the term of the employment agreement: (1) the consummation of the acquisition by any person, (as such term is defined in Section 13(d) or 14(d) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power embodied in the then outstanding voting securities of the Company or the employee's employer; (2) the consummation of: (a) a merger or consolidation of the Company or the employee's employer, if the shareholders of the Company or the employer of the employee immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Company or the employee's employer outstanding immediately before such merger or consolidation; or (b) the sale or other disposition of all or substantially all of the assets of the Company or the employer of the employee; or (3) approval by the shareholders of the Company or the employer of the employee of a complete or substantial liquidation or dissolution of the Company or the employer of the employee.

        The table below reflects the payments that would be made to the NEOs pursuant to the provisions discussed above, assuming that the applicable termination event described occurred on December 31, 2015.

Name	Cash Severance Payments	Continuation of Medical/ Welfare Benefits(1)	Value of RS Vestings(2)	Value of PSU Vestings(3)	Total Termination Benefits
Roger A. Waesche, Jr.
Premature/Constructive Termination	$2,525,209	$14,054	$673,215	$450,538	$3,663,016
Change in Control	3,775,186	14,054	673,215	450,538	4,912,993
Death or Disability	—	—	673,215	450,538	1,123,753
Stephen E. Budorick
Premature/Constructive Termination	906,700	14,054	434,613	221,585	1,576,952
Change in Control	2,225,752	14,054	434,613	221,585	2,896,004
Death or Disability	—	—	434,613	221,585	656,198
Anthony Mifsud
Premature/Constructive Termination	496,055	14,054	652,237	65,501	1,227,847
Change in Control	1,403,326	14,054	652,237	65,501	2,135,118
Death or Disability	—	—	652,237	65,501	717,738
Wayne H. Lingafelter
Premature/Constructive Termination	899,753	14,054	301,036	205,879	1,420,722
Change in Control	2,690,260	14,054	301,036	205,879	3,211,229
Death or Disability	—	—	301,036	205,879	506,915
Karen M. Singer
Premature/Constructive Termination	656,917	819	309,178	34,622	1,001,536
Change in Control	1,313,833	819	309,178	34,622	1,658,452
Death or Disability	—	—	309,178	34,622	343,800

(1)
These benefits were computed based on the monthly medical and welfare benefits, auto allowances, and financial planning allowances for the named executive officers as of December 31, 2015 multiplied by the number of months over which such benefits are to continue beyond such executives' employment termination.

(2)
Value of a RS vesting is calculated by multiplying the number of shares subject to vesting as of December 31, 2015 by $21.83, the closing price of our common shares on the NYSE on December 31, 2015.

(3)
Value of PSU vestings is calculated by multiplying the number of common shares that would be issuable in settlement of the PSUs at the threshold level of performance (including the effect of aggregate dividends declared through December 31, 2015) by $21.83, the closing price of our common shares on the NYSE on December 31, 2015. The number of shares issuable in settlement would be prorated based on the portion of the three-year performance period that has elapsed in the event of a change in control.

 Equity Compensation Plan Information

        The table below provides information as of December 31, 2015 regarding our compensation plans under which equity securities are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods and services.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders	425,347	$42.75	1,812,699	(1)
Equity compensation plans not approved by security holders	—	N/A	—

Total	425,347	$42.75	1,812,699

(1)
Represents awards available to be issued under the Amended and Restated 2008 Omnibus Equity and Incentive Plan; the Plan provides for a maximum of 5,900,000 of the Registrant's common shares of beneficial interest to be issued in the form of share options, share appreciation rights, deferred share awards, RS awards, unrestricted share awards, performance shares, dividend equivalent rights and other equity-based awards and for the granting of cash-based awards.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 11, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CORPORATE OFFICE PROPERTIES TRUST 6711 COLUMBIA GATEWAY DRIVE, SUITE 300 COLUMBIA, MD 21046 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 11, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Trustees recommends that you vote "FOR" the listed nominees: 1. Election of Trustees Nominees 1a) Thomas F. Brady For 0 0 0 0 0 0 0 0 Yes 0 Against 0 0 0 0 0 0 0 0 No 0 Abstain 0 0 0 0 0 0 0 0 0 The Board of Trustees recommends you vote "FOR" Proposals 2 and 3. For 0 0 Against 0 0 Abstain 0 0 1b) Robert L. Denton, Sr. 2 Ratification of the Appointment of Independent Registered Public Accounting Firm. Approval, on an Advisory Basis, of Named Executive Officer compensation. 1c) Philip L. Hawkins 3 1d) Elizabeth A. Hight NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1e) David M. Jacobstein 1f) Steven D. Kesler 1g) C. Taylor Pickett 1h) Richard Szafranski For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000279361_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com CORPORATE OFFICE PROPERTIES TRUST Annual Meeting of Shareholders May 12, 2016 9:30 AM This proxy is solicited by the Board of Trustees This proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 12, 2016. The common shares held in this account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" each of the trustees nominated for election in Proposal 1 and "FOR" Proposals 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Stephen E. Budorick and Anthony Mifsud, and each of them acting in the absence of the other, with full power of substitution, to vote these shares on the maters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000279361_2 R1.0.1.25